Exhibit 2.7

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of September 14, 2003

among

PUMATECH, INC.,

HOMERUN ACQUISITION CORPORATION,

and

SYNCHROLOGIC, INC.

A-ii

A-iii

EXHIBITS

EXHIBIT A	VOTING AGREEMENT

EXHIBIT B	NONCOMPETITION AGREEMENT

EXHIBIT C	SHAREHOLDERS AGREEMENT

EXHIBIT D	DISTRIBUTION AGREEMENT

EXHIBIT E	ESCROW AGREEMENT

EXHIBIT F	SUBJECT MATTER OF OPINION OF COUNSEL TO SYNCHROLOGIC

EXHIBIT G	SUBJECT MATTER OF OPINION OF COUNSEL TO PUMATECH

A-iv

DEFINITIONS

The definitions used in this Agreement are defined in the following Sections:

Defined Term	Section
Acquisition Proposal	Section 5.4
Affiliate	Section 3.16
Aggregate Dissenting Shares Transaction Value	Section 2.2(b)
Aggregate Transaction Expenses	Section 8.2(j)
Agent’s Certificate	Section 10.6
Agreement	Preamble
Antitrust Laws	Section 7.3(b)
Applicable Law	Section 11.13(a)
Average Closing Price	Section 2.1(c)(ii)(A)
Base Merger Consideration Amount	Section 2.1(c)(ii)(B)
Certificate of Merger	Section 1.1(a)
Certificates	Section 2.4(a)
Change in Synchrologic Recommendation	Section 7.11(b)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Expenses Schedule	Section 9.3(b)
COBRA	Section 3.9(d)
Code	Recitals
Commission	Section 3.3(d)
Common Exchange Ratio	Section 2.1(c)(i) and (ii)
Confidential Information	Section 3.8(h)
Confidentiality Agreement	Section 7.1
Constituent Corporations	Section 1.3(a)
D&O Insurance Expenses	Section 7.9(b)
Damages	Section 10.1(a)
Damages Threshold	Section 10.4(a)
Delaware Law	Section 1.1(a)
Dissenters’ Escrow	Section 2.2(b)
Dissenters’ Escrow Shares	Section 2.2(b)
Dissenters’ Excess Reserve Amount	Section 2.2(b)
Dissenting Shares	Section 2.3(a)
Distribution Agreement	Recitals
Effective Time	Section 1.1(b)
ERISA	Section 3.9(a)
ERISA Affiliate	Section 3.9(a)
Escrow Agent	Section 10.3(a)
Escrow Agreement	Section 2.2
Escrow Fund	Section 10.3(a)
Escrow Period	Section 10.5
Escrow Shares	Section 2.2
Exchange Act	Section 3.16
Exchange Agent	Section 2.4(a)
FIRPTA	Section 7.6
Former Synchrologic Shareholders	Section 2.2
Georgia Law	Section 1.1(a)
Governmental Entity	Section 3.3(c)
HIPAA	Section 3.9(d)

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Defined Term	Section
HSR Act	Section 3.3(c)
Incentive Stock Options	Section 6.3(a)
Include, Includes or Including	Section 11.3
Indemnified Parties	Section 10.2
Joint Proxy Statement/Prospectus	Section 3.28
Known to Synchrologic or To the Knowledge of Synchrologic	Section 11.3
Known to Pumatech or To the Knowledge of Pumatech	Section 11.3
Lien	Section 11.12(b)
Material Adverse Effect	Section 3.1
Material Consents	Section 5.3
Material Contracts	Section 3.11(a)
Maximum Consideration Shares	Section 2.1(c)(ii)(C)
Maximum Shared Expenses Amount	Section 9.3(b)
Merger	Recitals
Minimum Consideration Shares	Section 2.1(c)(ii)(D)
Most Recent Balance Sheet	Section 3.4(a)
Noncompetition Agreements	Recitals
OEMs	Section 3.11(a)(i)
Officer’s Certificate	Section 10.6
Order	Section 7.3(b)
Other Filings	Section 7.7
Pro Rata Portion	Section 2.2
Pumatech	Preamble
Pumatech Commission Reports	Section 4.4(a)
Pumatech Common Stock	Section 4.2
Pumatech Components	Section 4.11(c)
Pumatech Disclosure Schedule	Article IV
Pumatech Employee Plans	Section 4.19
Pumatech Indemnified Parties	Section 10.1
Pumatech Material Contracts	Section 4.17(a)
Pumatech Option	Section 6.3(a)
Pumatech Products	Section 4.11(a)
Pumatech Proprietary Rights	Section 4.11(a)
Pumatech Recommendation	Section 7.11(c)
Pumatech Reseller Agreements	Section 4.11(b)
Pumatech Stockholders Meeting	Section 3.28
Pumatech Warrants	Section 6.4
Registered Proprietary Rights	Section 3.8(a)
Returns	Section 3.5(a)(ii)
S-4 Registration Statement	Section 3.28
SEC	Section 7.11(a)
Securities Act	Section 2.1(g)
Series A Exchange Ratio	Section 2.1(c)(i) and (ii)
Series B Exchange Ratio	Section 2.1(c)(i) and (ii)
Series C Exchange Ratio	Section 2.1(c)(i) and (ii)
Series D Exchange Ratio	Section 2.1(c)(i) and (ii)
Series A Shares	Section 2.1
Series B Shares	Section 2.1
Series C Shares	Section 2.1
Series D Shares	Section 2.1
Shareholders Agreements	Recitals

A-vi

Defined Term	Section
Shareholders’ Agent	Section 10.10(a)
Sub	Preamble
Subsidiary	Section 2.1(b)
Superior Proposal	Section 5.4
Surviving Corporation	Section 1.3(a)
Synchrologic	Preamble
Synchrologic Common Stock	Section 2.1
Synchrologic Components	Section 3.8(c)
Synchrologic Director Designee	Section 1.4
Synchrologic Disclosure Schedules	Article III
Synchrologic Employee Plans	Section 3.9(a)
Synchrologic Excess Transaction Expenses	Section 9.3(b)
Synchrologic Financial Statements	Section 3.4(a)
Synchrologic Indemnified Parties	Section 10.2
Synchrologic Interim Financials	Section 3.4(a)
Synchrologic Options	Section 2.1(d)
Synchrologic Preferred Stock	Section 2.1
Synchrologic Products	Section 3.8(a)
Synchrologic Proprietary Rights	Section 3.8(a)
Synchrologic Recommendation	Section 7.11(b)
Synchrologic Reseller Agreements	Section 3.8(b)
Synchrologic Securities	Section 3.2(a)
Synchrologic Shareholder Approvals	Section 3.3(a)
Synchrologic Stock Option Plans	Section 3.2(a)
Synchrologic Shareholders Meeting	Section 3.28
Synchrologic Transaction Expenses	Section 9.3(b)
Synchrologic Warrants	Section 2.1(e)
Synchrologic Products	Section 3.8(a)
Tax	Section 3.5(a)(i)
Taxes	Section 3.5(a)(i)
Third Party Licenses	Section 3.8(a)
Third Party Technology	Section 3.8(a)
Total Consideration Shares	Section 2.1(c)(ii)(E)
Transaction Documents	Section 3.3(a)
Transaction Expenses Adjustment	Section 2.1(c)(ii)(F)
Voting Agreements	Recitals
Warrant Termination Consideration	Section 2.1(e)
Without Limitation	Section 11.3

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 14, 2003 (this “Agreement”), is entered into by and among Pumatech, Inc., a Delaware corporation (“Pumatech”), Homerun Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Pumatech (“Sub”), and Synchrologic, Inc., a Georgia corporation (“Synchrologic”).

RECITALS

A.    The Boards of Directors of Pumatech, Sub and Synchrologic deem it advisable and in the best interests of each corporation and their respective stockholders that Pumatech and Synchrologic combine in order to advance the long-term business interests of Pumatech and Synchrologic;

B.    The combination of Pumatech and Synchrologic shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Synchrologic, Synchrologic will become a wholly-owned subsidiary of Pumatech and the shareholders of Synchrologic will become stockholders of Pumatech (the “Merger”);

C.    For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and in furtherance thereof intend that this Agreement shall be a “plan of reorganization” within the meaning of Sections 354(a) of the Code;

D.    For accounting purposes, it is intended that the Merger shall be accounted for as a purchase transaction;

E.    As a condition and inducement to Pumatech’s willingness to enter into this Agreement, certain Synchrologic shareholders have, concurrently with the execution of this Agreement, executed and delivered Voting Agreements in the form attached hereto as Exhibit A (the “Voting Agreements”), pursuant to which such shareholders have, among other things, agreed to vote their shares of Synchrologic capital stock in favor of the Merger and to grant Pumatech irrevocable proxies to vote such shares;

F.    As a further condition and inducement to Pumatech’s willingness to enter into this Agreement, certain employees of Synchrologic have, concurrently with the execution of this Agreement, executed and delivered Noncompetition Agreements in the form attached hereto as Exhibit B (the “Noncompetition Agreements”), which agreements shall only become effective at the Effective Time (as defined in Section 1.1 below);

G.    As a further condition and inducement to Pumatech’s willingness to enter into this Agreement, certain shareholders of Synchrologic have, concurrently with the execution of this Agreement, executed and delivered to Pumatech Shareholders Agreements in the form attached hereto as Exhibit C (the “Shareholders Agreements”); and

H.    As a further condition and inducement to Pumatech’s willingness to enter into this Agreement, Pumatech and Synchrologic have, concurrently with the execution of this Agreement, executed and delivered a Distribution Agreement in the form attached hereto as Exhibit D (the “Distribution Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1  Effective Time of the Merger.

(a)  Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) in such mutually acceptable form as is required by the relevant provisions of the Delaware General Corporation Law (“Delaware Law”) and the Georgia Business Corporation Code (“Georgia Law”) shall be duly executed and delivered by the parties hereto and thereafter delivered to the Secretary of State of the State of Delaware and the Secretary of State of the State of Georgia for filing on the Closing Date (as defined in Section 1.2).

(b)  The Merger shall become effective upon the due and valid filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Georgia, or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).

Section 1.2  Closing.    The closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, on a date (the “Closing Date”) to be specified by Pumatech and Synchrologic, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII, at the offices of Venture Law Group, A Professional Corporation, 2775 Sand Hill Road, Menlo Park, California 94025, unless another date, time or place is agreed to in writing by Pumatech and Synchrologic.

Section 1.3  Effects of the Merger.

(a)  At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Synchrologic (Sub and Synchrologic are sometimes referred to herein as the “Constituent Corporations” and Synchrologic following consummation of the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the Articles of Incorporation of the Surviving Corporation shall be amended to be as set forth in Exhibit A to the Certificate of Merger until further amended in accordance with Applicable Law, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation; provided that the Articles of Incorporation and Bylaws of the Surviving Corporation shall provide that the name of the Surviving Corporation shall be “Synchrologic, Inc.”.

(b)  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and Georgia Law. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

Section 1.4  Directors and Officers.    The directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. In addition, Pumatech agrees that immediately following the Effective Time, one person designated by Synchrologic and approved by Pumatech, which approval shall not be unreasonably delayed or withheld (the “Synchrologic Director Designee”), shall be appointed to the board of directors of each of Pumatech and the Surviving Corporation and such designee shall be nominated for election to such boards of directors at Pumatech’s next annual meeting.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1  Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Synchrologic’s Series A Convertible Preferred Stock, no par value per share (the “Series A Shares”), Series B Convertible Preferred Stock, no par value per share (the “Series B Shares”), Series C Convertible Preferred Stock, no par value per share (the “Series C Shares”), Series D Convertible Preferred Stock, no par value per share (the “Series D Shares” and together with the Series A Shares, Series B Shares and Series C Shares, the “Synchrologic Preferred Stock”), shares of Synchrologic Common Stock, no par value per share (“Synchrologic Common Stock”), or shares of capital stock of Sub:

(a)  Capital Stock of Sub.    Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation.

(b)  Cancellation of Pumatech-Owned and Synchrologic-Owned Stock.    Any shares of Synchrologic Common Stock or Synchrologic Preferred Stock that are owned by Pumatech, Sub, Synchrologic or any other direct or indirect wholly-owned Subsidiary (as defined below) of Pumatech or Synchrologic shall be canceled and retired and shall cease to exist and no stock of Pumatech or other consideration shall be delivered in exchange. As used in this Agreement, the word “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(c)  Exchange Ratios.

(i)  Subject to Sections 2.2 and 2.4, each issued and outstanding share of Synchrologic Common Stock and Synchrologic Preferred Stock (other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares as defined in and to the extent provided in Section 2.3) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of fully paid and nonassessable shares (or a fraction of a fully paid and nonassessable share, as the case may be) of Pumatech Common Stock (as defined in Section 4.2) equal to the “Common Exchange Ratio” (in the case of Synchrologic Common Stock), the “Series A Exchange Ratio” (in the case of Series A Shares), the “Series B Exchange Ratio” (in the case of Series B Shares), the “Series C Exchange Ratio” (in the case of Series C Shares) and the “Series D Exchange Ratio” (in the case of Series D Shares), each as defined in and determined in accordance with the provisions of this Section 2.1(c). All such shares of Synchrologic Common Stock and Synchrologic Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Pumatech Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.4.

(ii)  For purposes of this Agreement, the following terms shall have the following meanings:

(A)    “Average Closing Price” means the average of the closing sales prices on the Nasdaq National Market for one share of Pumatech Common Stock for the thirty (30) day trading period ending on the last complete trading day immediately preceding the Closing Date.

(B)    “Base Merger Consideration Amount” means $60,000,000.

(C)    “Common Exchange Ratio” shall be equal to the quotient determined by dividing (x) the Total Common Consideration Shares by (y) the sum of (A) the number of shares of Synchrologic Common Stock issued and outstanding as of the Effective Time, plus (B) the number of shares of Synchrologic Common Stock subject to issuance upon the exercise in full of all Synchrologic Options (as defined in Section 2.1(d) below) outstanding at the Effective Time.

(D)    “Maximum Consideration Shares” means 19,800,000 shares of Pumatech Common Stock less the Transaction Expenses Adjustment.

(E)    “Minimum Consideration Shares” means 16,200,000 shares of Pumatech Common Stock less the Transaction Expenses Adjustment.

(F)    “Series A Exchange Ratio” shall be equal to the quotient determined by dividing (x) the Total Series A Consideration Shares by (y) the number of Series A Shares issued and outstanding as of the Effective Time.

(G)    “Series B Exchange Ratio” shall be equal to the quotient determined by dividing (x) the Total Series B Consideration Shares by (y) the number of Series B Shares issued and outstanding as of the Effective Time.

(H)    “Series C Exchange Ratio” shall be equal to the quotient determined by dividing (x) the Total Series C Consideration Shares by (y) the number of Series C Shares issued and outstanding as of the Effective Time.

(I)    “Series D Exchange Ratio” shall be equal to the quotient determined by dividing (x) the Total Series D Consideration Shares by (y) the number of Series D Shares issued and outstanding as of the Effective Time.

(J)    “Total Consideration Shares” means the number of shares of Pumatech Common Stock (rounded to the nearest whole share) equal to (A) the quotient determined by dividing (x) the Base Merger Consideration Amount by (y) the Average Closing Price less (B) the Transaction Expenses Adjustment; provided, however, that in no event shall the aggregate number of shares of Pumatech Common Stock constituting the Total Consideration Shares exceed the Maximum Consideration Shares or be fewer than the Minimum Consideration Shares.

(K)    “Total Common Consideration Shares” shall be equal to the number of shares of Pumatech Common Stock (rounded to the nearest whole share) determined by multiplying the Total Consideration Shares by 25.348%.

(L)    “Total Series A Consideration Shares” shall be equal to the number of shares of Pumatech Common Stock (rounded to the nearest whole share) determined by multiplying the Total Consideration Shares by 4.173%.

(M)    “Total Series B Consideration Shares” shall be equal to the number of shares of Pumatech Common Stock (rounded to the nearest whole share) determined by multiplying the Total Consideration Shares by 11.647%.

(N)    “Total Series C Consideration Shares” shall be equal to the number of shares of Pumatech Common Stock (rounded to the nearest whole share) determined by multiplying the Total Consideration Shares by 10.833%.

(O)    “Total Series D Consideration Shares” shall be equal to the number of shares of Pumatech Common Stock (rounded to the nearest whole share) determined by multiplying the Total Consideration Shares by 47.999%.

(P)    “Transaction Expenses Adjustment” means the sum of (i) number of shares of Pumatech Common Stock (rounded to the nearest whole share) determined by dividing (A) the sum of (x) 50% of the Synchrologic Transaction Expenses reflected on the Closing Expenses Schedule up to the Maximum Shared Expenses Amount plus (y) 100% of any Synchrologic Excess Transaction Expenses reflected on the Closing Expenses Schedule by (B) the Average Closing Price, plus (ii) the number of shares of Pumatech Common Stock issuable upon exercise in full of any and all Synchrologic Warrants (as defined in Section 2.1(e) below) outstanding at the Effective Time and assumed by Pumatech pursuant to Section 6.4 hereof.

(iii)  Except as set forth in Section 2.1(e), in no event will the total number of shares of Pumatech Common Stock issuable by Pumatech pursuant to the Merger (including shares of Pumatech Common Stock issuable upon exercise of Synchrologic Options assumed by Pumatech in the Merger) exceed the Total Consideration Shares. The allocation of the Total Consideration Shares among each holder of Synchrologic Common Stock, Synchrologic Preferred Stock and Synchrologic Options based upon the capitalization of Synchrologic on the Closing Date and the applicable Exchange Ratios shall be delivered to Pumatech by Synchrologic on the Closing Date.

(iv)  If, on or after the date of this Agreement and prior to the Effective Time, the outstanding shares of Pumatech Common Stock or Synchrologic capital stock shall have been changed into a different number of shares or a different class by reason of any reclassification, split-up, stock dividend or stock combination, then the Exchange Ratio, the Total Consideration Shares, the Minimum Consideration Shares and the Maximum Consideration Shares shall be correspondingly adjusted.

(d)  Synchrologic Stock Options.    At the Effective Time, all then outstanding options granted under the Synchrologic Stock Option Plans (as defined in Section 3.2(a) below), whether vested or unvested (“Synchrologic Options”), to purchase Synchrologic Common Stock issued by Synchrologic will be assumed by Pumatech in accordance with Section 6.3. Concurrently with the assumption of the Synchrologic Options by Pumatech, all Synchrologic Options that then remain unvested will immediately and fully vest, with no further action required by Synchrologic, Pumatech or the holders of such Synchrologic Options. All of the Synchrologic Options issued and outstanding as of the date of this Agreement are listed on, and are subject to the vesting schedules set forth on, Schedule 2.1(d) of the Synchrologic Disclosure Schedules. An updated Schedule 2.1(d) of Synchrologic Options shall be delivered by Synchrologic to Pumatech on the Closing Date.

(e)  Synchrologic Warrants.    Prior to the Closing Date, Synchrologic shall use its commercially reasonable efforts to obtain termination agreements, effective as of the Effective Time, from each of the holders of outstanding warrants to purchase Synchrologic Common Stock or Synchrologic Preferred Stock issued by Synchrologic (“Synchrologic Warrants”) in consideration of cash payments (the aggregate amount of such cash payments being, the “Warrant Termination Consideration”). All of the Synchrologic Warrants issued and outstanding as of the date of this Agreement are listed on Schedule 2.1(e) of the Synchrologic Disclosure Schedules, which includes the allocation of the Warrant Termination Consideration among the holders of Synchrologic Warrants. An updated Schedule 2.1(e) of Synchrologic Warrants shall be delivered by Synchrologic to Pumatech on the Closing Date. Any Synchrologic Warrants not terminated as of the Effective Time pursuant to the first sentence of this Section 2.1(e) shall be assumed by Pumatech in accordance with Section 6.4.

Section 2.2  Escrowed Shares.

(a)  At the Effective Time or such later time as determined in accordance with Section 2.3(b), Pumatech will, on behalf of the holders of Synchrologic Common Stock and Synchrologic Preferred Stock deposit in escrow certificates representing seven and one-half percent (7.5%) of the Total Consideration Shares. Such shares shall be held in escrow on behalf of the persons who are the holders of Synchrologic Common Stock or Synchrologic Preferred Stock immediately prior to the Effective Time (the “Former Synchrologic Shareholders”), in accordance with the portion of Total Consideration Shares allocable to each such Former Synchrologic Shareholder based upon the Exchange Ratio (“Pro Rata Portion”). Such shares (collectively, the “Escrow Shares”) shall be held and applied pursuant to the provisions of an escrow agreement in the form attached hereto as Exhibit E (the “Escrow Agreement”) to be executed pursuant to Section 7.5. All calculations to determine the number of Escrow Shares to be delivered by each Former Synchrologic Shareholder into escrow as aforesaid shall be rounded down to the nearest whole share.

(b)  If, as of the Effective Time, more than ten percent (10%) of Synchrologic’s then issued and outstanding capital stock are Dissenting Shares (as defined in Section 2.3(a) hereof), then Pumatech will, at the Effective Time, deposit in a separate escrow (the “Dissenters’ Escrow”), on behalf of the Former Synchrologic Shareholders in accordance with their respective Pro Rata Portions, additional certificates representing the number of Total Consideration Shares determined by dividing (A) the Dissenters’ Excess Reserve Amount (as defined below) by (B) the Average Closing Price (the “Dissenters’ Escrow Shares”). After payment of $6,000,000 in aggregate cash consideration to the holders of Dissenting Shares, Pumatech shall be entitled, in its sole discretion, to liquidate the Dissenters’ Escrow Shares at such times and in such amounts as it shall determine is necessary to pay to the holders of Dissenting Shares the fair market value of such Dissenting Shares as determined in accordance with Article 13 of Georgia Law. Upon the earlier of (i) satisfaction in full of all the rights granted to holders of Dissenting Shares under Article 13 of Georgia Law, or (ii) waiver or withdrawal of dissenters’ rights by one or more holders of Synchrologic Common Stock or Synchrologic Preferred Stock such that the number of Dissenting Shares is reduced to ten percent (10%) or less of Synchrologic’s outstanding capital stock as of the Effective Time, any shares of Pumatech Common Stock and/or any cash proceeds thereof remaining in the Dissenters’ Escrow shall be distributed to the Former Synchrologic Shareholders in accordance with their respective Pro Rata Portions of the Dissenters’ Escrow. For purposes of this Agreement, “Dissenters’ Excess Reserve Amount” means fifty percent (50%) of the amount by which (A) the Aggregate Dissenting Shares Transaction Value (as defined below) exceeds (B) $6,000,000. For purposes of this Agreement, the “Aggregate Dissenting Shares Transaction Value” shall be determined by multiplying (A) the number of shares of Pumatech Common Stock that would have been issued in the Merger in consideration of the Dissenting Shares had the holders thereof not exercised their dissenters’ rights, in each case based on the Exchange Ratio applicable to each class and/or series of Synchrologic capital stock comprising the Dissenting Shares by (B) the Average Closing Price. At the Closing, Synchrologic shall provide Pumatech a schedule of Dissenting Shares, which shall reflect the names of the holders of such Dissenting Shares and Synchrologic’s calculation of the Aggregate Dissenting Shares Transaction Value. Notwithstanding the foregoing, Pumatech shall not enter into any settlement of dissenters’ rights or otherwise make any payment in consideration of Dissenting Shares without the prior written consent of the Shareholders’ Agent, which consent shall not be unreasonably withheld or delayed.

Section 2.3  Dissenting Shares.

(a)  Notwithstanding any provision of this Agreement to the contrary, any shares of Synchrologic Common Stock or Synchrologic Preferred Stock held by a holder who has exercised such holder’s dissenters’ rights in accordance with Article 13 of Georgia Law, and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive Pumatech Common Stock pursuant to Section 2.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted to dissenting shareholders by Georgia Law.

(b)  Notwithstanding the provisions of Section 2.3(a), if any holder of shares of Synchrologic Common Stock or Synchrologic Preferred Stock who demands his, her or its dissenters’ rights with respect to such shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its rights to receive payment for the fair market value of such shares under Georgia Law, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Pumatech Common Stock as provided in Section 2.1(c) upon surrender of the certificate or certificates representing such shares; provided that if such holder effectively withdraws or loses his, her or its right to receive payment for the fair market value of such shares after the Effective Time, then, at such time Pumatech will deposit in the escrow created pursuant to the Escrow Agreement additional certificates representing such holder’s Pro Rata Portion of the Escrow Shares.

(c)  Synchrologic shall give Pumatech (i) prompt notice of any written demands for payment with respect to any shares of capital stock of Synchrologic pursuant to Article 13 of Georgia Law, withdrawals of such demands, and any other instruments served pursuant to Georgia Law and received by Synchrologic and (ii) the opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for dissenters’ rights under Georgia Law. Synchrologic shall not, except with the prior written consent of Pumatech, voluntarily make any payment with respect to any demands for dissenters’ rights with respect to Synchrologic Common Stock or Synchrologic Preferred Stock or offer to settle or compromise any such demands.

Section 2.4  Exchange of Certificates.

(a)  From and after the Effective Time, each holder of an outstanding certificate or certificates (“Certificates”) which represented shares of Synchrologic Common Stock or Synchrologic Preferred Stock immediately prior to the Effective Time shall have the right to surrender each Certificate to an exchange agent to be appointed by Pumatech (the “Exchange Agent”), and receive promptly in exchange for all

Certificates held by such holder a certificate representing the number of whole shares of Pumatech Common Stock (other than the Escrow Shares) into which the Synchrologic Common Stock or Synchrologic Preferred Stock evidenced by the Certificates so surrendered shall have been converted pursuant to the provisions of Article II of this Agreement. The surrender of Certificates shall be accompanied by duly completed and executed Letters of Transmittal in such form as may be reasonably specified by Pumatech. Until surrendered, each outstanding Certificate, which prior to the Effective Time represented shares of Synchrologic Common Stock or Synchrologic Preferred Stock, shall be deemed for all corporate purposes from and after the Effective Time to evidence ownership of the number of whole shares of Pumatech Common Stock into which the shares of Synchrologic Common Stock have been converted but shall, subject to applicable dissenters’ rights under Georgia Law and Section 2.3 of this Agreement, have no other rights. Subject to applicable dissenters’ rights under Georgia Law and Section 2.3 of this Agreement, from and after the Effective Time, the holders of shares of Synchrologic Common Stock and Synchrologic Preferred Stock shall cease to have any rights in respect of such shares and their rights shall be solely in respect of the Pumatech Common Stock into which such shares of Synchrologic Common Stock or Synchrologic Preferred Stock have been converted. From and after the Effective Time, there shall be no further registration of transfers on the records of Synchrologic of shares of Synchrologic Common Stock and Synchrologic Preferred Stock outstanding immediately prior to the Effective Time.

(b)  If any shares of Pumatech Common Stock are to be issued in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the issuance of such shares that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay Pumatech, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Pumatech that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither Pumatech nor Synchrologic shall be liable to a holder of shares of Synchrologic Common Stock or Synchrologic Preferred Stock for shares of Pumatech Common Stock issuable to such holder pursuant to the provisions of Article II of this Agreement that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Pumatech shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Pumatech Common Stock issuable in exchange therefor pursuant to the provisions of Article II of the Agreement. The board of directors of Pumatech may in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Pumatech an indemnity agreement or bond against any claim that may be made against Pumatech with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 2.5  Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to Pumatech Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Pumatech Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Pumatech Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Pumatech Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Pumatech Common Stock.

Section 2.6  No Fractional Shares.    No certificate or scrip representing fractional shares of Pumatech Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Pumatech. Notwithstanding any other provision of this Agreement, each holder of shares of Synchrologic Common Stock or Synchrologic Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Pumatech Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Pumatech Common Stock multiplied by the Average Closing Price.

Section 2.7  Tax and Accounting Consequences.

(a)  It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

(b)  It is intended by the parties hereto that the Merger shall be accounted for as a purchase transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SYNCHROLOGIC

Synchrologic represents and warrants to Pumatech and Sub that the statements contained in this Article III are true and correct, except as expressly set forth in the disclosure schedules delivered by Synchrologic to Pumatech on or before the date of this Agreement (the “Synchrologic Disclosure Schedules”). The Synchrologic Disclosure Schedules shall be arranged in paragraphs corresponding to the sections and subsections contained in this Article III to which the disclosure relates, provided, that any information disclosed under any paragraph of the Synchrologic Disclosure Schedules shall be deemed disclosed and incorporated into any other section or subsection of this Article III where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section or subsection.

Section 3.1  Organization of Synchrologic.    Synchrologic is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed could reasonably be expected to result in a Material Adverse Effect on Synchrologic. For purposes of this Agreement, a “Material Adverse Effect” on a party shall mean any circumstance, change in, or effect on such party and its Subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the assets (including intangible assets), condition (financial or otherwise), property, business or results of operations of the party and its Subsidiaries, taken as a whole, or on the ability of such party to perform its obligations hereunder, excluding any such circumstance, change or effect to the extent resulting from or arising in connection with (i) changes or conditions generally affecting the industries or segments in which such party and its Subsidiaries operate and not uniquely relating to such party or its Subsidiaries, (ii) changes in general economic, market or political conditions, (iii) compliance with the terms and conditions of this Agreement, (iv) the execution, announcement or pendency of the Merger, this Agreement or the transactions contemplated hereby, (v) the litigation involving Pumatech and Synchrologic. Schedule 3.1 of the Synchrologic Disclosure Schedules contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of Synchrologic, a true and complete list of all states in which Synchrologic maintains any employees, and a true and complete list of all states in which Synchrologic is duly qualified or licensed to transact business as a foreign corporation.

Section 3.2  Synchrologic Capital Structure.

(a)  The authorized capital stock of Synchrologic consists of 20,000,000 shares of Synchrologic Common Stock and 14,000,000 shares of Synchrologic Preferred Stock, of which 1,000,000 shares are designated as Series A Shares, 3,000,000 shares are designated as Series B Shares, 3,000,000 shares are designated as Series C Shares and 4,000,000 shares are designated as Series D Shares. As of the date of this Agreement, there are (i) 4,941,939 shares of Synchrologic Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and none of which are subject to repurchase rights except as set forth on Schedule 3.2(a) of the Synchrologic Disclosure Schedules, (ii) 797,872 Series A Shares issued and outstanding, all of which are validly issued, fully paid and nonassessable, and each share of which is convertible into one share of Synchrologic Common Stock, (iii) 2,058,333 Series B Shares issued and outstanding, all of which are validly issued, fully paid and nonassessable, and each share of which is convertible into one share of Synchrologic Common Stock, (iv) 2,793,296 Series C Shares issued and outstanding, all of which are validly issued, fully paid and nonassessable, and each share of which is convertible into one share of Synchrologic Common Stock, (v) 3,308,271 Series D Shares issued and outstanding, all of which are validly issued, fully paid and nonassessable, and each share of which is convertible into one share of Synchrologic Common Stock, (vi) Synchrologic Warrants outstanding to purchase up to 198,945 shares of Synchrologic Common Stock and up to 26,000 Series D Shares, (vii) 8,957,772 shares of Synchrologic Common Stock reserved for future issuance upon conversion of the Synchrologic Preferred Stock, (viii) 1,696,876 shares of Synchrologic Common Stock reserved for future issuance pursuant to Synchrologic Options granted and outstanding under the Synchrologic Stock Option Plans (as defined below), (ix) 447,078 shares of Synchrologic Common Stock reserved for issuance upon exercise of options available to be granted in the future under the Synchrologic Stock Option Plans, and (x) no shares of Synchrologic Common Stock reserved for future issuance pursuant to Synchrologic Options granted and outstanding that were not granted pursuant to any of the Synchrologic Stock Option Plans. With respect to the Synchrologic Stock Option Plans: (i) 862,175 shares of Synchrologic Common Stock are reserved for future issuance pursuant to Synchrologic Options granted and outstanding under Synchrologic’s 1995 Stock Option Plan; and (ii) 834,701 shares of Synchrologic Common Stock are reserved for future issuance pursuant to Synchrologic Options granted and outstanding under Synchrologic’s 2001 Stock Incentive Plan. The Synchrologic 1995 Stock Option Plan and 2001 Stock Incentive Plan are collectively referred to herein as the “Synchrologic Stock Option Plans.” The issued and outstanding shares of Synchrologic Common Stock and Synchrologic Preferred Stock are held of record by the shareholders of Synchrologic as set forth and identified on Schedule 3.2(a) of the Synchrologic Disclosure Schedules. The issued and outstanding Synchrologic Options are held of record by the option holders identified on Schedule 2.1(d) of the Synchrologic Disclosure Schedules. The issued and outstanding Synchrologic Warrants are held of record by the warrant holders as set forth and identified on Schedule 2.1(e) of the Synchrologic Disclosure Schedules. Except as set forth on Schedule 3.2(a) of the Synchrologic Disclosure Schedules, all shares of Synchrologic Common Stock and Synchrologic Preferred Stock subject to issuance as specified above, upon issuance on the terms and conditions (including payment) specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Synchrologic Common Stock, Synchrologic Preferred Stock and outstanding Synchrologic Options and Synchrologic Warrants (collectively “Synchrologic Securities”) were issued in compliance with applicable federal and state securities laws. Except as set forth on Schedule 3.2(a) of the Synchrologic Disclosure Schedules, there are no obligations, contingent or otherwise, of Synchrologic to repurchase, redeem or otherwise acquire any shares of Synchrologic Common Stock or Synchrologic Preferred Stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. On the Closing Date, Synchrologic shall deliver to Pumatech updated Schedules 2.1(d), 2.1(e) and 3.2(a) of the Synchrologic Disclosure Schedules reflecting changes permitted by this Agreement in the capitalization of Synchrologic between the date hereof and the Effective Time.

(b)  Except as set forth in this Section 3.2 or on Schedule 3.2(b) of the Synchrologic Disclosure Schedules, there are no equity securities of any class or series of Synchrologic, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2 or on Schedule 3.2(b) of the Synchrologic Disclosure Schedules, there are no options, warrants, equity securities, calls, rights, commitments, understandings or agreements of any character to which Synchrologic is a party or by which it is bound obligating Synchrologic to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Synchrologic or obligating Synchrologic to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as provided in this Agreement (including Schedule 3.2(b) of the Synchrologic Disclosure Schedules) or the other Transaction Documents (as defined in Section 3.3(a)) or any transaction contemplated hereby or thereby, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of capital stock of Synchrologic.

(c)  Except as set forth on Schedule 3.2(c) of the Synchrologic Disclosure Schedules, all Synchrologic Options have been issued in accordance with the terms of the Synchrologic Option Plans, if applicable, and pursuant to the standard forms of option agreement previously provided to Pumatech or its representatives. Except as set forth on Schedule 3.2(c) of the Synchrologic Disclosure Schedules or as provided in this Agreement, neither the consummation of transactions contemplated by this Agreement or the other Transaction Documents (as defined in Section 3.3(a) hereof), nor any action taken or to be taken by Synchrologic in connection with such transactions will result in (i) any acceleration of vesting in favor of any optionee under any Synchrologic Option; (ii) any additional benefits for any optionee under any Synchrologic Option; or (iii) the inability of Pumatech after the Effective Time to exercise any right or benefit held by Synchrologic prior to the Effective Time with respect to any Synchrologic Option assumed by Pumatech, including, without limitation, the right, if any is held by Synchrologic, to repurchase an optionee’s unvested shares on termination of such optionee’s employment. Except as set forth on Schedule 3.2(c) of the Synchrologic Disclosure Schedules, the assumption by Pumatech of Synchrologic Options in accordance with Section 6.4 hereunder will not (i) give the optionees additional benefits which they did not have under their options prior to such assumption, except as set forth in the applicable Synchrologic Option (after taking into account the existing provisions of the options, such as their respective exercise prices and vesting schedules), or (ii) constitute a breach of any of the Synchrologic Option Plans or any agreement entered into pursuant to such plan.

Section 3.3  Authority; No Conflict; Required Filings and Consents.

(a)  Synchrologic has all requisite corporate power and authority to enter into this Agreement and all Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Synchrologic, subject only to the approval of the Merger and an amendment to Synchrologic’s Articles of Incorporation by Synchrologic’s shareholders under the provisions of Georgia Law and Synchrologic’s Articles of Incorporation. The affirmative vote of (i) the holders of a majority of the shares of Synchrologic Common Stock and Synchrologic Preferred Stock, voting together as a single class (on an as-converted basis), that are issued and outstanding on the record date for the Synchrologic Shareholders Meeting contemplated by Section 5.1 or on the first date on which a signed written consent of a Synchrologic shareholder approving the principal terms of this Agreement and the Merger is received by the Secretary of Synchrologic, as the case may be, and (ii) the holders of a majority of the Series D Shares that are issued and outstanding on the record date for the Synchrologic Shareholders Meeting contemplated by Section 5.1 or on the first date on which a signed written consent of a Synchrologic shareholders approving the principal terms of this Agreement and the Merger is received by the Secretary of Synchrologic, as the case may be, and (iii) the holders of a majority of the shares of Synchrologic Preferred Stock that are issued and outstanding on the record date for the Synchrologic Shareholders Meeting contemplated by Section 5.1 or on the first date on which a signed written consent of a Brave shareholder approving the principal terms of this Agreement, the Merger and an amendment to Synchrologic’s Articles of Incorporation is received by the Secretary of Synchrologic (collectively, the “Synchrologic Shareholder Approvals”), as the case may be, are the only approvals of the shareholders of Synchrologic required in connection with the Merger and the approval of the principal terms of this Agreement. This Agreement has been and such Transaction Documents have been or, to the extent not executed by Synchrologic as of the date hereof, subject to compliance with the closing conditions set forth in this Agreement will be duly executed and delivered by

Synchrologic. This Agreement and each of the Transaction Documents to which Synchrologic is a party constitutes, and each of the Transaction Documents to which Synchrologic will become a party, when executed and delivered by Synchrologic, will constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the valid and binding obligation of Synchrologic, enforceable by Pumatech against Synchrologic in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. For purposes of this Agreement, “Transaction Documents” means the Certificate of Merger, the Escrow Agreement, the Voting Agreements, the Shareholders Agreements, the Noncompetition Agreements and the Distribution Agreement.

(b)  The execution and delivery by Synchrologic of this Agreement and the Transaction Documents to which it is or will become a party does not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Synchrologic, (ii) except as set forth on Schedule 3.3(b)(ii) of the Synchrologic Disclosure Schedules, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Synchrologic is a party or by which it or any of its properties or assets may be bound that results in a Material Adverse Effect on Synchrologic, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Synchrologic or any of its properties or assets that results in a Material Adverse Effect on Synchrologic.

(c)  To Synchrologic’s knowledge, none of the execution and delivery by Synchrologic of this Agreement or of any other Transaction Document to which Synchrologic is or will become a party or the consummation of the transactions contemplated by this Agreement or such Transaction Document will require any consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”), except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and the Georgia Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the “HSR Act”) and (iv) such other consents, authorizations, filings, approvals and registrations which are listed on Schedule 3.3(c) of the Synchrologic Disclosure Schedules.

Section 3.4  Financial Statements; Absence of Undisclosed Liabilities.

(a)  Synchrologic has delivered to Pumatech copies of Synchrologic’s unaudited balance sheet as of July 31, 2003 (the “Most Recent Balance Sheet”) and the related unaudited statements of operations, shareholders’ equity and cash flow for the seven-month period then ended (together with the Most Recent Balance Sheet, the “Synchrologic Interim Financials”) and Synchrologic’s audited balance sheet as of December 31, 2002, and the related audited statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2002, respectively (collectively, the “Synchrologic Financial Statements”).

(b)  The Synchrologic Financial Statements are in accordance with the books and records of Synchrologic and present fairly in all material respects, subject, in the case of the Synchrologic Interim Financials, to normal year-end adjustments (which will not be material individually or in the aggregate to Synchrologic and its business), the financial position, results of operations and cash flows of Synchrologic as of their historical dates and for the periods indicated. The Synchrologic Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, subject to, in the case of the Synchrologic Interim Financials, normal year-end adjustments, and the absence of footnotes.

(c)  Synchrologic has no material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Most Recent Balance Sheet, except for those that are subject to normal year-end adjustments, or which may have been incurred after the date of the Most Recent Balance Sheet. Except as set forth on Schedule 3.4(c) of the Synchrologic Disclosure Schedules, all debts, liabilities, and obligations incurred after the date of the Most Recent Balance Sheet, other than liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, were incurred in the ordinary course of business and are not material both individually and in the aggregate to Synchrologic or its business.

Section 3.5  Tax Matters.

(a)  For purposes of this Section 3.5 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

(i)  The term “Tax” or “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, ozone depleting chemicals taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

(ii)  The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(b)  Except as set forth on Schedule 3.5(b) of the Synchrologic Disclosure Schedules, (i) all Returns required to be filed prior to the date hereof by or on behalf of Synchrologic have been duly filed on a timely basis, and such Returns are true, complete and correct in all material respects, (ii) all Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made prior to the date hereof by or on behalf of Synchrologic under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Most Recent Balance Sheet, and no other Taxes are payable by Synchrologic with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns), (iii) Synchrologic has withheld and paid over all Taxes required to have been withheld and paid over prior to the date hereof , and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, (iv) there are no liens on any of the assets of Synchrologic with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Synchrologic is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Most Recent Balance Sheet, and (v) Synchrologic has not at any time been (A) a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns, or (B) a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired.

(c)  Except as set forth on Schedule 3.5(c) of the Synchrologic Disclosure Schedules, the amount of Synchrologic’s liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Most Recent Balance Sheet does not, in the aggregate, exceed to any material extent the amount of the current liability accruals for Taxes reflected on the Most Recent Balance Sheet, and the Most Recent Balance Sheet reflects proper accrual in accordance with generally accepted accounting principles applied on a basis consistent with prior periods of all liabilities for Taxes payable after the date of the Most Recent Balance Sheet attributable to transactions and events occurring prior to such date. Except as set forth on Schedule 3.5(c) of the Synchrologic Disclosure Schedules, no liability for Taxes has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

(d)  Pumatech has been furnished by Synchrologic with true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Synchrologic relating to Taxes, and (ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including Synchrologic for all periods during the seven years prior to the date of this Agreement. Except as set forth on Schedule 3.5(d) of the Synchrologic Disclosure Schedules, Synchrologic does not do business in or derive income from any state other than states for which Returns have been duly filed and furnished to Pumatech.

(e)  Except as set forth on Schedule 3.5(e) of the Synchrologic Disclosure Schedules, (i) the Returns of or including Synchrologic have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to Synchrologic’s knowledge, threatened (either in writing or verbally, formally or informally), (ii) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally), and Synchrologic has not received notice (either in writing or verbally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid, (iii) Synchrologic is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or, to Synchrologic’s knowledge, threatened (either in writing or orally, formally or informally) against Synchrologic or any of its assets, (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Synchrologic, and (v) Synchrologic has disclosed on its federal and state income and franchise tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state, local, foreign or other tax laws.

(f)  Except as may be required as a result of the Merger, Synchrologic and its subsidiaries have not been and will not be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(g)  Synchrologic is not, nor has it ever been, a party to any tax sharing agreement. Neither Synchrologic nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

(h)  Synchrologic is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Pumatech is not required to withhold tax by reason of Section 1445 of the Code, (ii) Synchrologic has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Synchrologic pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code, (iii) Synchrologic has not agreed to, nor is it required to make any adjustment under Code Section 481(a) by reason of, a change in accounting method, (iv) Synchrologic is not, nor has it been, a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder, and (v) Synchrologic is in compliance in all material respects with the terms and conditions of any applicable tax exemptions, agreements or orders of any foreign government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

(i)  Schedule 3.5(i) of the Synchrologic Disclosure Schedules sets forth accurate and complete information regarding the amount of Synchrologic’s net operating losses for federal and each applicable state income tax purposes.

Section 3.6  Absence of Certain Changes or Events.    Since July 31, 2003, except as set forth on Schedule 3.6 of the Synchrologic Disclosure Schedules, Synchrologic has not:

(a)  suffered any change that has resulted, or could be reasonably expected to result, in a Material Adverse Effect on Synchrologic;

(b)  suffered any damage, destruction or loss, whether covered by insurance or not, that has resulted, or could be reasonably expected to result, in a Material Adverse Effect on Synchrologic;

(c)  granted or agreed to make any increase in the compensation payable or to become payable by Synchrologic to its officers or employees, except, in the case of non-officer employees, increases granted or agreed to be made in the ordinary course of business consistent with past practices;

(d)  declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of Synchrologic or declared any direct or indirect redemption, retirement, purchase or other acquisition by Synchrologic of such shares;

(e)  issued any shares of capital stock of Synchrologic or any warrants, rights, options or entered into any commitment relating to the shares of Synchrologic, except for the issuance of shares of Synchrologic capital stock pursuant to the exercise of Synchrologic Options and Synchrologic Warrants listed on Schedule 2.1(d) and Schedule 2.1(f) of the Synchrologic Disclosure Schedules and the conversion of outstanding Synchrologic Preferred Stock;

(f)  made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

(g)  sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property with an individual net book value in excess of $5,000;

(h)  sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset other than in the ordinary course of business consistent with past practices;

(i)  permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind (except those permitted under Section 3.7);

(j)  made any capital expenditure or commitment individually in excess of $25,000 or in the aggregate in excess of $100,000; or

(k)  paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its Affiliates (as defined in Section 3.16), officers, directors or stockholders or any affiliate of any of the foregoing.

Section 3.7  Title and Related Matters.    Synchrologic has good and valid title to all its properties, interests in properties and assets, real and personal, necessary for Synchrologic to conduct its business free and clear of all mortgages, Liens, pledges, charges or encumbrances of any kind or character, except (i) as set forth on Schedule 3.7 of the Synchrologic Disclosure Schedules, and (ii) the lien of current taxes not yet due and payable and minor imperfections of and encumbrances on title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby. The equipment of Synchrologic used in the operation of its business is, taken as a whole, (i) adequate for the business currently conducted by Synchrologic and (ii) in good operating condition and repair, ordinary wear and tear excepted. To the knowledge of Synchrologic, all personal property leases to which Synchrologic is a party are valid, binding, enforceable against the parties thereto and in effect in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally and by principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. To the knowledge of Synchrologic, there is not under any of such leases any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default that would result in a Material Adverse Effect on Synchrologic. Schedule 3.7 of the Synchrologic Disclosure Schedules contains a description of all items of personal property necessary for Synchrologic to conduct its business with an individual net book value in excess of $10,000 and real property leased or owned by Synchrologic, describing its interest in said property. True and correct copies of Synchrologic’s real property and personal property leases have been provided to Pumatech or its representatives.

Section 3.8  Proprietary Rights.    With respect to all statements made in each of the paragraphs, sentences and clauses which follow in this Section 3.8, except as set forth on Schedule 3.8 of the Synchrologic Disclosure Schedules:

(a)  Except as set forth on Schedule 3.8(a) of the Synchrologic Disclosure Schedules, Synchrologic owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or is licensed to use in accordance with the Third Party Licenses (as defined below), all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names, Internet domain names and other proprietary rights used or held for use in the conduct of Synchrologic’s business as currently conducted and as currently proposed to be conducted (collectively, the “Synchrologic Proprietary Rights”), including, without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in (i) all versions and implementations of Synchrologic’s World Wide Web sites or (ii) any product which has been or is being distributed or sold by Synchrologic or, to the knowledge of Synchrologic, currently is under development by Synchrologic (collectively, the “Synchrologic Products”), free and clear of all liens, claims and encumbrances, except for such liens, claims or encumbrances incurred in the ordinary course of business or which do not have a Material Adverse Effect on Synchrologic. Schedule 3.8 of the Synchrologic Disclosure Schedules contains an accurate and complete (i) description of all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, Internet domain names and registered copyrights owned in whole or in party by Synchrologic and all applications and registration statements therefor (collectively, the “Registered Proprietary Rights”), including the jurisdictions in which each such Registered Proprietary Right has been issued or registered or in which any such application of such issuance and registration has been filed, (ii) list of all material licenses and other agreements with third parties (the “Third Party Licenses”) relating to any Synchrologic Proprietary Rights that Synchrologic is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate in Synchrologic Products (such Synchrologic Proprietary Rights are collectively referred to as the “Third Party Technology”) other than in the ordinary course of business and (iii) list of all licenses and other agreements with third parties relating to any information, compilations, data lists or databases that Synchrologic is licensed or otherwise authorized by such third parties to use, market, disseminate distribute or incorporate in Synchrologic Products other than in the ordinary course of business. All Registered Proprietary Rights are valid, subsisting and in full force and effect, and consummation of the transactions contemplated by this Agreement will not alter or impair any such rights resulting in a Material Adverse Effect on Synchrologic. Except as set forth on Schedule 3.8(a) of the Synchrologic Disclosure Schedules, no claims have been asserted or, to Synchrologic’s knowledge, threatened against Synchrologic (and Synchrologic is not aware of any claims which are reasonably likely to be asserted or threatened against Synchrologic or which have been asserted or, to Synchrologic’s knowledge, threatened against others relating to Synchrologic Proprietary Rights or Synchrologic Products) by any person alleging the infringement or invalidity of any Synchrologic Proprietary Rights, or challenging Synchrologic’s use, possession, manufacture, sale or distribution of Synchrologic Products (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses) or alleging a violation of any person’s or entity’s privacy, personal or confidentiality rights. Except as set forth on Schedule 3.8(a) of the Synchrologic Disclosure Schedules, to the knowledge of Synchrologic, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could relate to or interfere with the Synchrologic business as currently conducted and as currently proposed to be conducted, including, without limitation, continued enhancement and exploitation by Synchrologic of any of the Synchrologic Products. To Synchrologic’s knowledge, none of the Synchrologic Proprietary Rights or the Synchrologic Products, nor any use or exploitation of any of the foregoing infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name, and except as set forth on Schedule 3.8(a) of the Synchrologic Disclosure Schedules, Synchrologic has not received notice of or been sued or named in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition. The Synchrologic Proprietary Rights constitute all patents, copyrights, know-how, processes, trade secrets, trademarks, service marks, trade names, Internet domain names and other proprietary rights necessary for the Synchrologic business as currently conducted and as currently proposed to be conducted.

(b)  Except as set forth on Schedule 3.8(a) of the Synchrologic Disclosure Schedules, Synchrologic has not granted any third party any right to reproduce, distribute, market or exploit any of the Synchrologic Products or any adaptations, translations, or derivative works based on the Synchrologic Products or any portion thereof (the “Synchrologic Reseller Agreements”) other than in the ordinary course of business and consistent with standard and customary practices in its industry. Except with respect to the rights of third parties to the Third Party Technology or the Reseller Agreements, no third party has any right to reproduce, distribute, market or exploit any works or materials of which any of the Synchrologic Products are a “derivative work” as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

(c)  All material designs, drawings, specifications, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Synchrologic Products at any stage of their development, excluding the Third Party Technology (the “Synchrologic Components”) (i) were written, developed and created solely and exclusively by employees of Synchrologic without the assistance of any third party or entity, or (ii) were created by third parties who created Synchrologic components as “works made for hire” under 17 U.S.C. Section 201(b) or assigned ownership of all Synchrologic Proprietary Rights arising therefrom to Synchrologic by means of valid and enforceable confidentiality and invention assignment agreements, copies of which have been delivered to Pumatech. Synchrologic has at all times used commercially reasonable efforts customary in its industry to maintain and preserve any trade secrets comprising the Synchrologic Proprietary Rights or embodied in the Synchrologic Products and Synchrologic Components and has not disclosed or otherwise used or maintained such items in a manner intended or reasonably likely to cause the loss of such trade secret rights.

(d)  To Synchrologic’s knowledge, no employee, contractor or consultant of Synchrologic is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with Synchrologic or, to Synchrologic’s knowledge, any other party because of the nature of the business conducted by Synchrologic or proposed to be conducted by Synchrologic excluding Third Party Technology.

(e)  Except as set forth on Schedule 3.8(e) of the Synchrologic Disclosure Schedules, to Synchrologic’s knowledge, each person presently or previously employed by Synchrologic (including independent contractors, if any) has executed a confidentiality, non-disclosure and proprietary inventions assignment agreement pursuant to the form of agreement previously provided to Pumatech or its representatives.

(f)  No product liability or warranty claims are pending or, to Synchrologic’s knowledge, threatened against Synchrologic that would result in a Material Adverse Effect on Synchrologic.

(g)  To Synchrologic’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Synchrologic Proprietary Rights, or any Third Party Technology to the extent licensed by or through Synchrologic, by any third party, including any employee, former employee or independent contractor of Synchrologic. Except as set forth on Schedule 3.8(g) of the Synchrologic Disclosure Schedules, Synchrologic has not entered into any agreement to indemnify any other person against any charge of infringement of any Synchrologic Proprietary Rights other than in the ordinary course of business.

(h)  Synchrologic has taken all steps customary and reasonable in its industry to protect and preserve the confidentiality and proprietary nature of all of Synchrologic’s material intellectual property and other confidential or proprietary information not generally known to the public (“Confidential Information”). To the knowledge of Synchrologic, all use, disclosure or appropriation by Synchrologic or, to the knowledge of Synchrologic, by a third party pursuant to rights granted to it by Synchrologic, of Confidential Information owned by Synchrologic has been pursuant to the terms of a written agreement between Synchrologic and such third party. To the knowledge of Synchrologic, all use, disclosure or appropriation by Synchrologic of Confidential Information not owned by Synchrologic has been pursuant to the terms of a written agreement between Synchrologic and the owner of such Confidential Information, or is otherwise lawful or would not result in a Material Adverse Effect on Synchrologic.

(i)  To Synchrologic’s knowledge, no Synchrologic Product contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit a person to access or to disable or erase software or data without the consent of the authorized user.

(j)  No Synchrologic Product is subject to the provisions of any open source or other third party license agreement that (i) requires the distribution of any source code in connection with the distribution of such Synchrologic Product in object code form; (ii) prohibits or limits Synchrologic from charging a fee or receiving consideration in connection with sublicensing or distributing of any software contained in any Synchrologic Product (whether in source code or object code form); or (iii) allows a user to, or requires that a user have the right to, decompile, disassemble or otherwise reverse engineer any software contained in a Synchrologic Product by its terms and not by operation of law.

Section 3.9  Employee Benefit Plans.

(a)  Schedule 3.9(a) of the Synchrologic Disclosure Schedules lists, with respect to Synchrologic and any trade or business (whether or not incorporated) which is treated as a single employer with Synchrologic (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to a non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Synchrologic and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of Synchrologic as to which (with respect to any of items (i) through (v) above) any potential liability is borne by Synchrologic (together, the “Synchrologic Employee Plans”).

(b)  Synchrologic has delivered to Pumatech or its representatives a copy of each of the Synchrologic Employee Plans and related written plan documents (including, to the extent applicable, trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Synchrologic Employee Plan which is subject to ERISA reporting requirements, provided copies of any Form 5500 reports filed for the last three plan years. Any Synchrologic Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the GUST (as that term is defined in Section 1.02 of Rev. Proc. 2000-27), or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Synchrologic has also furnished Pumatech with the most recent Internal Revenue Service determination letter issued with respect to each such Synchrologic Employee Plan, if any, and nothing material has occurred since the issuance of each such letter which could reasonably be expected to result in the loss of the tax-qualified status of any Synchrologic Employee Plan subject to Code Section 401(a).

(c)  (i)  None of the Synchrologic Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than may be required by applicable state or federal law (such as, for example, Part 6 of Title I of ERISA or Code Section 4980B);

(ii)  there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Synchrologic Employee Plan which is not exempt under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code;

(iii)  each Synchrologic Employee Plan has been administered in material compliance with its terms and the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) applicable to such Synchrologic Employee Plan, and Synchrologic and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Synchrologic Employee Plans;

(iv)  neither Synchrologic nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Synchrologic Employee Plans;

(v)  all contributions required to be made by Synchrologic or any subsidiary or ERISA Affiliate to any Synchrologic Employee Plan have been made on or before their due dates and, to the extent required, a reasonable amount has been accrued for contributions to each Synchrologic Employee Plan for the current plan years;

(vi)  with respect to each Synchrologic Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and

(vii)  no Synchrologic Employee Plan is covered by, and neither Synchrologic nor any subsidiary or ERISA Affiliate has incurred or expects to incur any material liability under Title IV of ERISA or Section 412 of the Code;

(viii)  with respect to each Synchrologic Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Synchrologic has prepared in good faith and, to Synchrologic’s knowledge, timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Synchrologic Employee Plan;

(ix)  no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Synchrologic is threatened, against or with respect to any such Synchrologic Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; and

(x)  Neither Synchrologic nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multi-employer plan” as defined in Section 3(37) of ERISA.

(d)  Except as set forth on Schedule 3.9(d) of the Synchrologic Disclosure Schedules, with respect to each Synchrologic Employee Plan, Synchrologic has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the proposed regulations thereunder, (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the temporary regulations thereunder.

(e)  Except as set forth on Schedule 3.9(e) of the Synchrologic Disclosure Schedules or as may be required by Applicable Law, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Synchrologic or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), or (ii) accelerate the time of payment or vesting of any such benefits, or (iii) increase or accelerate any benefits or the amount of compensation due any such employee or service provider.

(f)  There has been no amendment to, written interpretation or announcement (whether or not written) by Synchrologic or other ERISA Affiliate relating to, or change in participation or coverage under, any Synchrologic Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Synchrologic Financial Statements.

Section 3.10  Bank Accounts.    Schedule 3.10 of the Synchrologic Disclosure Schedules sets forth a true and complete listing of the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which Synchrologic maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

Section 3.11  Contracts.

(a)  Except as identified on Schedule 3.11(a) of the Synchrologic Disclosure Schedules:

(i)  Except for in the ordinary course of business, provided that the ordinary course of business is consistent in all material respects with standard and customary practices in the industry, Synchrologic has no agreements, contracts or commitments that provide for the sale, licensing or distribution by Synchrologic of any Synchrologic Products or Synchrologic Proprietary Rights. Without limiting the foregoing, except for in the ordinary course of business, Synchrologic has not granted to any third party (including, without limitation, original equipment manufacturers (“OEMs”) and site-license customers) any rights to reproduce, manufacture or distribute any of the Synchrologic Products, nor has Synchrologic granted to any third party any exclusive rights of any kind (including, without limitation, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Synchrologic Products), nor has Synchrologic granted any third party any right to market any of the Synchrologic Products under any private label or “OEM” arrangements, nor has Synchrologic granted any license of any Synchrologic trademarks or service marks.

(ii)  Synchrologic has no Third Party Licenses for Third Party Technology embedded in Synchrologic Products licensed or sold to customers.

(iii)  Synchrologic has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to Synchrologic (including, without limitation, any advertising or revenue sharing arrangement made in the ordinary course of business).

(iv)  Synchrologic has no outstanding agreements, contracts or commitments with officers.

(v)  Synchrologic has no employment agreements. Synchrologic also has no independent contractor or similar agreement, contract or commitment that is not terminable on thirty (30) days’ notice or less without penalty, liability or premium of any type, including, without limitation, severance or termination pay.

(vi)  Synchrologic has no currently effective collective bargaining or union agreements, contracts or commitments with respect to its employees.

(vii)  Synchrologic is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.

(viii)  Synchrologic has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

(ix)  Synchrologic has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Synchrologic of any sum.

(x)  Other than in the ordinary course of business, Synchrologic has no agreements pursuant to which Synchrologic has agreed to manufacture for, supply to or distribute to any third party any Synchrologic Products or Synchrologic Components.

(xi)  Since January 1, 2002, Synchrologic has no agreements, contracts or commitments for which Synchrologic has received or paid more than $100,000.

The agreements, documents and instruments set forth on Schedule 3.11(a) the Synchrologic Disclosure Schedules are referred to herein as “Material Contracts”. True and correct copies of each document or instrument listed on Schedule 3.11(a) of the Synchrologic Disclosure Schedules have been provided to Pumatech or its representatives.

(b)  Except as set forth on Schedule 3.11(b) of the Synchrologic Disclosure Schedules, to the knowledge of Synchrologic, all of the Material Contracts are valid, binding, in full force and effect, and enforceable by Synchrologic in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and except with respect to which the failure of such Synchrologic Material Contract to be valid, binding, in full force and effect and enforceable by Synchrologic would not result in a Material Adverse Effect on Synchrologic. Except as listed on Schedule 3.11(b) of the Synchrologic Disclosure Schedules, no Material Contract contains any liquidated damages, penalty or similar provision. To the knowledge of Synchrologic, no party to any such Material Contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

(c)  Synchrologic is not in default under or in breach or violation of, nor, to Synchrologic’s knowledge, is there any valid basis for any claim of default by Synchrologic under, or breach or violation by Synchrologic of, any material provision of any Material Contract that would result in a Material Adverse Effect on Synchrologic. To Synchrologic’s knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any Material Contract that would result in a Material Adverse Effect on Synchrologic.

(d)  Except as specifically indicated on Schedule 3.11(d) of the Synchrologic Disclosure Schedules, none of the Material Contracts provides for indemnification by Synchrologic of any third party. No claims are pending or, to Synchrologic’s knowledge, threatened that could require indemnification by Synchrologic, and Synchrologic has not paid any amounts to indemnify any third party as a result of indemnification requirements of any kind.

Section 3.12  Orders, Commitments and Returns.    All accepted advertising arrangements entered into by Synchrologic, and all material agreements, contracts, or commitments for the purchase of supplies by Synchrologic, were made in the ordinary course of business.

Section 3.13  Compliance With Law.    To the knowledge of Synchrologic, Synchrologic and the operation of its business are in compliance in all material respects with all applicable laws and regulations material to the operation of its business. Neither Synchrologic nor, to Synchrologic’s knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Synchrologic has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Synchrologic has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products.

Section 3.14  Labor Difficulties; No Discrimination.    Except as set forth on Schedule 3.14 of the Synchrologic Disclosure Schedules:

(a)  Synchrologic is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours that would have a Material Adverse Effect on Synchrologic. There is no unfair labor practice complaint against Synchrologic actually pending or, to the knowledge of Synchrologic, threatened before the National Labor Relations Board. There is no strike, labor dispute, slowdown, or stoppage actually pending or, to the knowledge of Synchrologic, threatened against Synchrologic. To the knowledge of Synchrologic, no union organizing activities are taking place with respect to the business of Synchrologic. No grievance, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of Synchrologic, no claims therefor exist. No collective bargaining agreement that is binding on Synchrologic restricts it from relocating or closing any of its operations. Synchrologic has not experienced any material work stoppage or other material labor difficulty.

(b)  There are no pending claims against Synchrologic or, to Synchrologic’s knowledge, its officers or employees, or to Synchrologic’s knowledge, threatened against Synchrologic or its officers or employees, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, or based on actual or alleged breach of contract with respect to any person’s employment by Synchrologic, nor, to the knowledge of Synchrologic, is there any basis for any such claim.

(c)  There are no material pending claims against Synchrologic or any of its Subsidiaries under any workers compensation plan or policy or for long term disability which are not covered by insurance. There are no proceedings pending or, to the knowledge of Synchrologic, threatened, between Synchrologic and any of its employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on Synchrologic.

Section 3.15  Trade Regulation.

(a)  All of the prices charged by Synchrologic in connection with the marketing or sale of any products or services have been in compliance in all material respects with all applicable laws and regulations.

(b)  No claims have been communicated or, to Synchrologic’s knowledge, threatened in writing against Synchrologic with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Synchrologic’s knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim against Synchrologic.

Section 3.16  Insider Transactions.    To the knowledge of Synchrologic, no affiliate (“Affiliate”) as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of Synchrologic has any interest in any equipment or other property, real or personal, tangible or intangible of Synchrologic, including, without limitation, any Synchrologic Proprietary Rights or, to the knowledge of Synchrologic, any creditor, supplier, customer, manufacturer, agent, representative, or distributor of Synchrologic Products; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the Nasdaq Stock Market.

Section 3.17  Employees, Independent Contractors and Consultants.    Schedule 3.17 of the Synchrologic Disclosure Schedules lists all material currently effective written or oral consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Synchrologic is a party. True and correct copies of all such written agreements have been provided to Pumatech or its representatives. Except as set forth on Schedule 3.17 of the Synchrologic Disclosure Schedules, (i) all independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law that would have a Material Adverse Effect on Synchrologic, and (ii) all salaries and wages paid by Synchrologic are in compliance in all material respects with applicable federal, state and local laws. Except as set forth on Schedule 3.17 of the Synchrologic Disclosure Schedules no bonus or other payment will become due to Synchrologic employees or contractors as a result of the Merger.

Section 3.18  Insurance.    Schedule 3.18 of the Synchrologic Disclosure Schedules contains a list of the principal policies of fire, liability and other forms of insurance currently held by Synchrologic, and all pending claims made by Synchrologic under such policies. To the knowledge of Synchrologic, Synchrologic has not done anything, either by way of action or inaction, that might reasonably be expected to invalidate such policies in whole or in part. There is no claim pending under any of such policies or bonds, other than health insurance policies, as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Synchrologic is otherwise in compliance with the terms of such policies and bonds in all material respects. Except as set forth on Schedule 3.18 of the Synchrologic Disclosure Schedules, Synchrologic has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

Section 3.19  Accounts Receivable.    Subject to any reserves set forth in the Most Recent Balance Sheet, the accounts receivable shown on the Most Recent Balance Sheet represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. To the knowledge of Synchrologic, the amount carried for doubtful accounts and allowances disclosed in the Most Recent Balance Sheet is sufficient to provide for any losses which may be sustained on realization of the receivables.

Section 3.20  Litigation.    Except as set forth on Schedule 3.20 of the Synchrologic Disclosure Schedules, there is no private or governmental action, suit, proceeding, claim, arbitration or, to Synchrologic’s knowledge, investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Synchrologic, threatened against Synchrologic or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Synchrologic, or, to the knowledge of Synchrologic, any of its directors or officers (in their capacities as such).

Section 3.21  Governmental Authorizations and Regulations.    Synchrologic has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Synchrologic’s business or the holding of any interest in any of its properties, and all of such authorizations are in full force and effect, except where the failure to have such authorizations would not have a Material Adverse Effect on Synchrologic.

Section 3.22  Subsidiaries.    Except as set forth on Schedule 3.22 of the Synchrologic Disclosure Schedules, (i) Synchrologic has no Subsidiaries, (ii) Synchrologic does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, limited liability company, general or limited partnership, firm, association or business organization, entity or enterprise, and (iii) Synchrologic does not control (directly or indirectly) the management or policies of any other corporation, limited liability company, partnership, firm, association or business organization, entity or enterprise.

Section 3.23  Compliance with Environmental Requirements.

(a)  Synchrologic has obtained all permits, licenses and other authorizations which are required under federal, state and local laws applicable to Synchrologic and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes or which are intended to assure the safety of employees, workers or other persons.

(b)  Synchrologic is in compliance in all material respects with all terms and conditions of all permits, licenses and authorizations described in Section 3.23(b) above.

(c)  There are no conditions, circumstances, activities, practices, incidents, or actions known to Synchrologic which could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Synchrologic, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste, or relating to the safety of employees, workers or other persons.

Section 3.24  Corporate Documents.    Synchrologic has furnished to Pumatech or its representatives: (a) copies of its Articles of Incorporation and Bylaws, as amended to date; (b) its minute book containing consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) all material permits, orders, and consents issued by any regulatory agency with respect to Synchrologic, or any securities of Synchrologic, and all applications for such permits, orders, and consents; and (d) the stock transfer books of Synchrologic setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of Synchrologic are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purporting to have signed the same.

Section 3.25  No Brokers.    Neither Synchrologic nor, to Synchrologic’s knowledge, any Synchrologic shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

Section 3.26  Synchrologic Action.    The board of directors of Synchrologic, by unanimous written consent or at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is in the best interests of Synchrologic and its shareholders, (ii) approved the Merger and this Agreement in accordance with the applicable provisions of Georgia Law, and (iii) directed that this Agreement and the Merger be submitted to the Synchrologic shareholders for their approval and resolved to recommend that Synchrologic shareholders vote in favor of the approval of this Agreement and the Merger.

Section 3.27  Offers.    Synchrologic has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Proposals (as defined in Section 5.5) with parties other than Pumatech.

Section 3.28  Information in Registration Statement and Joint Proxy Statement/Prospectus.    None of the information supplied or to be supplied in writing by or on behalf of Synchrologic for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Pumatech in connection with the issuance of shares of Pumatech Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “S-4 Registration Statement”) will, at the time the S-4 Registration Statement Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the joint proxy statement/prospectus to be filed with the SEC as part of the S-4 Registration Statement relating to the matters to be submitted to the shareholders of Synchrologic at the meeting of Synchrologic shareholders to consider the Merger (the “Synchrologic Shareholders Meeting”) and the matters to be submitted to the stockholders of Pumatech at the meeting of Pumatech stockholders to consider the Merger (the “Pumatech Stockholders Meeting”) (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) will, on the date mailed to Synchrologic shareholders and Pumatech stockholders, at the times of the Synchrologic Shareholders Meeting and the Pumatech Stockholders Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Synchrologic makes no representation, warranty or covenant with respect to any information not supplied by Synchrologic in writing to Pumatech or Sub which is contained in any of the foregoing documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PUMATECH AND SUB

Pumatech and Sub jointly and severally represent and warrant to Synchrologic that the statements contained in this Article IV are true and correct, except as expressly set forth in the disclosure schedules delivered by Pumatech to Synchrologic on or before the date of this Agreement (the “Pumatech Disclosure Schedules”). The Pumatech Disclosure Schedules shall be arranged in paragraphs corresponding to the sections and subsections contained in this Article IV to which the disclosure relates, provided, that any information disclosed under any paragraph of the Pumatech Disclosure Schedules shall be deemed disclosed and incorporated into any other section or subsection of this Article IV where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section or subsection.

Section 4.1  Organization of Pumatech and Sub.    Each of Pumatech and its Subsidiaries, including Sub, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect on Pumatech or Sub. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are issued and outstanding, duly paid and nonassessable and are owned by Pumatech free and clear of all liens, charges and encumbrances.

Section 4.2  Valid Issuance of Pumatech Common Stock.    The shares of Pumatech’s Common Stock, par value of $0.001 per share (“Pumatech Common Stock”), to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable and issued in compliance with all applicable federal or state securities laws.

Section 4.3  Authority; No Conflict; Required Filings and Consents.

(a)  Each of Pumatech and Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Pumatech and Sub, subject only to the approval of the Merger by the Pumatech stockholders under the applicable provisions of Delaware Law and Pumatech’s Certificate of Incorporation. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Pumatech and Sub. This Agreement and each of the Transaction Documents to which Pumatech and/or Sub is a party constitutes, and each of the Transaction Documents to which Pumatech and/or Sub will become a party when executed and delivered by Pumatech and/or Sub will constitute, a valid and binding obligation of Pumatech or Sub, enforceable by Synchrologic against Pumatech or Sub, as the case may be, in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity.

(b)  The execution and delivery by Pumatech or Sub of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Pumatech or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Pumatech or Sub is a party or by which either of them or any of their properties or assets may be bound that results in a Material Adverse Effect on Pumatech, or (iii) except as set forth on Schedule 4.3(b)(iii) of the Pumatech Disclosure Schedules, conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pumatech or Sub or any of their properties or assets to the extent that such conflict or violation will result in a Material Adverse Effect on Pumatech.

(c)  To Pumatech’s knowledge, none of the execution and delivery of this Agreement by Pumatech or Sub or the Transaction Documents to which Pumatech and/or Sub is or will become a party or the consummation of the transactions contemplated hereby or thereby will require any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and the Georgia Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (iii) such filings as may be required under the HSR Act, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made, could be expected to have a Material Adverse Effect on Pumatech and its Subsidiaries, taken as a whole.

Section 4.4  Commission Filings; Financial Statements.

(a)  Pumatech has filed with the Commission and made available to Synchrologic or its representatives all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by Pumatech with the Commission since July 31, 1999 (collectively, the “Pumatech Commission Reports”). The Pumatech Commission Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Pumatech Commission Reports or necessary in order to make the statements in such Pumatech Commission Reports, in the light of the circumstances under which they were made, not misleading.

(b)  Each of the financial statements (including, in each case, any related notes) contained in the Pumatech Commission Reports, including any Pumatech Commission Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly presented or will fairly present the consolidated financial position of Pumatech and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. Since July 31, 2002, there has not been any change in any method of accounting or accounting principles or practices by Pumatech or any of its Subsidiaries, except for any such change required by a concurrent change in generally accepted accounting principles or Regulation S-X under the Exchange Act.

(c)  The financial statements and financial data included in Pumatech’s press release dated August 27, 2003 were true and correct in all material respects and fairly presented the consolidated financial position of Pumatech and its Subsidiaries as of July 31, 2003 and the consolidated results of its operations for the periods indicated, subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

Section 4.5  Interim Operations of Sub.    Sub was formed by Pumatech solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Pumatech, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

Section 4.6  Disclosures.    The information supplied by Pumatech and Sub for inclusion in the documents described in Section 3.28 above shall not, on the date(s) such information is mailed to the Synchrologic shareholders and the Pumatech stockholders, at the time of the Synchrologic Shareholders Meeting, the Pumatech Stockholders Meeting (or any action by written consent of stockholders in lieu of such meetings) and at the Effective Time, contain any statement which is false or misleading with respect to any material fact, or omit to state any statement which is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Pumatech and Sub make no representation, warranty or covenant with respect to any information supplied in writing by Synchrologic that is contained in any of the documents described in Section 3.28, whether such information is incorporated directly into such documents or forms the basis for the information provided by Pumatech and/or Sub.

Section 4.7  Absence of Changes.    From April 30, 2003 (the date of the financial statements included in Pumatech’s most Form 10-Q filing) through the date hereof, neither Pumatech nor its Subsidiaries have suffered any change that has resulted, or could reasonably be expected to result, in a Material Adverse Effect on either Pumatech or its Subsidiaries.

Section 4.8  Pumatech Action.    The board of directors of Pumatech, by unanimous written consent or at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is in the best interests of Pumatech and its stockholders, (ii) approved the Merger and this Agreement in accordance with the provisions of Delaware Law, and (iii) directed that this Agreement and the Merger be submitted to the Pumatech stockholders for their approval and resolved to recommend that the Pumatech stockholders vote in favor of the approval of this Agreement and the Merger.

Section 4.9  Pumatech Capital Structure.    Except as set forth in Schedule 4.9 of the Pumatech Disclosure Schedules, the authorized capital stock of Pumatech consists of 80,000,000 shares of Common Stock and 2,000,000 shares of preferred stock. As of the date of this Agreement, there are (i) 48,086,185 shares of Pumatech Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Pumatech Series A Preferred Stock issued and outstanding, (iii) options to purchase 5,981,883 shares of Common Stock issued and outstanding pursuant to Pumatech’s stock option plans, (iv) no warrants to purchase shares of Common Stock issued and outstanding, and (v) 4,976,742 shares of Pumatech Common Stock reserved for future issuance pursuant to Pumatech’s stock option plans and warrants.

Section 4.10  Absence of Undisclosed Liabilities.    Except as set forth in Schedule 4.10 of the Pumatech Disclosure Schedules, Pumatech has no material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the most recent Pumatech Commission Reports, except for those that are subject to normal year-end adjustments, or which may have been incurred after the date of the most recent Pumatech Commission Reports. All debts, liabilities, and obligations incurred after the date of the most recent Pumatech Commission Reports, other than liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, were incurred in the ordinary course of business and are not material both individually and in the aggregate to Pumatech or its business.

Section 4.11  Proprietary Rights.    With respect to all statements made in each of the paragraphs, sentences and clauses which follow in this Section 4.11, except as set forth on Schedule 4.11 of the Pumatech Disclosure Schedules:

(a)  Except as set forth on Schedule 4.11(a) of the Pumatech Disclosure Schedules, Pumatech owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or is licensed to use in accordance with the Third Party Licenses, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names, Internet domain names and other proprietary rights used in the conduct of Pumatech’s business as currently conducted and as currently proposed to be conducted (the “Pumatech Proprietary Rights”), including, without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of Pumatech’s World Wide Web sites or any product which has been or is being distributed or sold by Pumatech or, to the knowledge of Pumatech, currently is under development by Pumatech (collectively, the “Pumatech Products”), free and clear of all liens, claims and encumbrances except for such liens, claims or encumbrances incurred in the ordinary course of business or which do not have a Material Adverse Effect on Pumatech. All of Pumatech’s patents, copyrights, trademarks, trade names or Internet domain name registrations related to or in the Pumatech Products are valid, subsisting and in full force and effect, and consummation of the transactions contemplated by this Agreement will not alter or impair any such rights resulting in a Material Adverse Effect on Pumatech. Except as set forth on Schedule 4.11(a) of the Pumatech Disclosure Schedules, no claims have been asserted or, to Pumatech’s knowledge, threatened against Pumatech (and Pumatech is not aware of any claims which are reasonably likely to be asserted or threatened against Pumatech or which have been asserted or, to Giant’s knowledge, threatened against others relating to Pumatech Proprietary Rights or Pumatech Products) by any person challenging Pumatech’s use, possession, manufacture, sale or distribution of Pumatech Products under any Pumatech Proprietary Rights (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any material license or agreement relating thereto (including, without limitation, the Third Party Licenses) or alleging a violation of any person’s or entity’s privacy, personal or confidentiality rights. Except as set forth on Schedule 4.11(a) of the Pumatech Disclosure Schedules, to the knowledge of Pumatech, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued enhancement and exploitation by Pumatech of any of the Pumatech Products. To Pumatech’s knowledge, none of the Pumatech Products nor the use or exploitation of any Pumatech Proprietary Rights in Pumatech’s current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name, and except as set forth on Schedule 4.11(a) of the Pumatech Disclosure Schedules, Pumatech has not been sued or named in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition.

(b)  Except as set forth on Schedule 4.11(a) of the Pumatech Disclosure Schedules, Pumatech has not granted any third party any right to reproduce, distribute, market or exploit any of the Pumatech Products or any adaptations, translations, or derivative works based on the Pumatech Products or any portion thereof (the “Pumatech Reseller Agreements”) other than in the ordinary course of business and consistent with standard and customary practices in its industry. Except with respect to the rights of third parties to the Third Party Technology or the distribution Agreements, no third party has any express right to reproduce, distribute, market or exploit any works or materials of which any of the Pumatech Products are a “derivative work” as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

(c)  All material designs, drawings, specifications, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Pumatech Products at any stage of their development excluding the Third Party Technology (the “Pumatech Components”) were written, developed and created solely and exclusively by employees of Pumatech without the assistance of any third party or entity or were created by third parties who created Pumatech components ad “works made for hire” under 17 U.S.C. Section 201(b) or assigned ownership of their rights to Pumatech by means of valid and enforceable confidentiality and invention assignment agreements, examples of which have been delivered to Synchrologic. Pumatech has at all times used commercially reasonable efforts customary in its industry to treat the Pumatech Proprietary Rights related to Pumatech Products and Pumatech Components as containing trade secrets and has not disclosed or otherwise dealt with such items in a manner intended or reasonably likely to cause the loss of such trade secrets by release into the public domain which would result in a Material Adverse Effect on Pumatech.

(d)  To Pumatech’s knowledge, no employee, contractor or consultant of Pumatech is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with Pumatech, to Pumatech’s knowledge, any other party because of the nature of the business conducted by Pumatech or proposed to be conducted by Pumatech excluding Third Party Technology.

(e)  each person presently or previously employed by Pumatech (including independent contractors, if any) has executed a confidentiality, non-disclosure and proprietary inventions assignment agreement pursuant to the form of agreement previously provided to Synchrologic or its representatives.

(f)  No product liability or warranty claims are pending or, to Pumatech’s knowledge, threatened against Pumatech that would result in a Material Adverse Effect on Pumatech.

(g)  To Pumatech’s knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Pumatech Proprietary Rights, or any Third Party Technology to the extent licensed by or through Pumatech, by any third party, including any employee, former employee or independent contractor of Pumatech. Except as set forth on Schedule 4.11(g) of the Pumatech Disclosure Schedules, Pumatech has not entered into any agreement to indemnify any other person against any charge of infringement of any Pumatech Proprietary Rights other than in the ordinary course of business.

(h)  Pumatech has taken steps customary and reasonable in its industry to protect and preserve the confidentiality and proprietary nature of all material intellectual property and other Confidential

Information. To the knowledge of Pumatech, all use, disclosure or appropriation by Pumatech or, to the knowledge of Pumatech, by another party pursuant to rights granted to it by Pumatech, of Confidential Information owned by Pumatech to a third party has been pursuant to the terms of a written agreement between Pumatech and such third party. To the knowledge of Pumatech, all use, disclosure or appropriation by Pumatech of Confidential Information not owned by Pumatech has been pursuant to the terms of a written agreement between Pumatech and the owner of such Confidential Information, or is otherwise lawful or would not result in a Material Adverse Effect on Pumatech.

Section 4.12  Compliance with Law.    To the knowledge of Pumatech, Pumatech and the operation of its business are in compliance in all material respects with all applicable laws and regulations material to the operation of its business. Neither Pumatech nor, to Pumatech’s knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Pumatech has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Pumatech has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products.

Section 4.13  Labor Difficulties; No Discrimination.

(a)  Except as set forth on Schedule 4.13(a) of the Pumatech Disclosure Schedules, Pumatech is not engaged in any unfair labor practice and is not in violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours that would have a Material Adverse Effect on Pumatech. There is no unfair labor practice complaint against Pumatech actually pending or, to the knowledge of Pumatech, threatened before the National Labor Relations Board. There is no strike, labor dispute, slowdown, or stoppage actually pending or, to the knowledge of Pumatech, threatened against Pumatech. To the knowledge of Pumatech, no union organizing activities are taking place with respect to the business of Pumatech. No grievance, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of Pumatech, no claims therefor exist. No collective bargaining agreement that is binding on Pumatech restricts it from relocating or closing any of its operations. Pumatech has not experienced any material work stoppage or other material labor difficulty.

(b)  There are no pending claims against Pumatech or to Pumatech’s knowledge its officers or employees, or to Pumatech’s knowledge, threatened against Pumatech or its officers or employees, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, or based on actual or alleged breach of contract with respect to any person’s employment by Pumatech, nor, to the knowledge of Pumatech, is there any basis for any such claim.

(c)  There are no material pending claims against Pumatech or any of its Subsidiaries under any workers compensation plan or policy or for long term disability which are not covered by insurance. There are no proceedings pending or, to the knowledge of Pumatech, threatened, between Pumatech and any of its employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on Pumatech.

Section 4.14  Trade Regulation.

(a)  All of the prices charged by Pumatech in connection with the marketing or sale of any products or services have been in compliance in all material respects with all Applicable Laws and regulations.

(b)  No claims have been communicated or, to Pumatech’s knowledge, threatened in writing against Pumatech with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Pumatech’s knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim against Pumatech.

Section 4.15  Litigation.    Except as set forth on Schedule 4.15 of the Pumatech Disclosure Schedules, there is no private or governmental action, suit, proceeding, claim, arbitration or, to Pumatech’s knowledge, investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Pumatech, threatened against Pumatech or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Pumatech, or, to the knowledge of Pumatech, any of its directors or officers (in their capacities as such).

Section 4.16  Subsidiaries.    Except as set forth on Schedule 4.16 of the Pumatech Disclosure Schedules, (i) Pumatech has no Subsidiaries, (ii) Pumatech does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, limited liability company, general or limited partnership, firm, association or business organization, entity or enterprise, and (iii) Pumatech does not control (directly or indirectly) the management or policies of any other corporation, limited liability company, partnership, firm, association or business organization, entity or enterprise.

Section 4.17  Material Contracts.

(a)  Pumatech has filed all material agreements, contracts or commitments with the Commission, as required by the Securities Act and the Exchange Act (the “Pumatech Material Contracts”).

(b)  Except for as set forth on Schedule 4.17(b) of the Pumatech Disclosure Schedules, to the knowledge of Pumatech, all of the Pumatech Material Contracts are valid, binding, in full force and effect, and enforceable by Pumatech in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and except with respect to which the failure of such Pumatech Material Contract to be valid, binding, in full force and effect and enforceable by Pumatech would not result in a Material Adverse Effect on Pumatech. To the knowledge of Pumatech, no party to any such Pumatech Material Contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

Section 4.18  Tax Matters.

(a)  Except as set forth on Schedule 4.18(a) of the Pumatech Disclosure Schedules, (i) all Returns required to be filed prior to the date hereof by or on behalf of Pumatech have been duly filed on a timely basis, and such Returns are true, complete and correct in all material respects, (ii) all Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made prior to the date hereof by or on behalf of Pumatech under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the most recent Pumatech Commission Reports, and no other Taxes are payable by Pumatech with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns), (iii) Pumatech has withheld and paid over all Taxes required to have been withheld and paid over prior to the date hereof, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, (iv) there are no liens on any of the assets of Pumatech with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Pumatech is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the most recent Pumatech Commission Reports.

(b)  The amount of Pumatech’s liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the most recent Pumatech Commission Reports does not, in the aggregate, exceed to any material extent the amount of the current liability accruals for Taxes reflected on the most recent Pumatech Commission Reports.

(c)  Except as set forth on Schedule 4.18(c) of the Pumatech Disclosure Schedules, (i) the Returns of or including Pumatech have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to Pumatech’s knowledge, threatened (either in writing or verbally, formally or informally), (ii) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally), and Pumatech has not received notice (either in writing or verbally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid, (iii) Pumatech is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or, to Pumatech’s knowledge, threatened (either in writing or orally, formally or informally) against Pumatech or any of its assets, (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Pumatech, and (v) Pumatech has disclosed on its federal and state income and franchise tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state, local, foreign or other tax laws.

Section 4.19  Employee Benefit Plans.

(a)  All (i) employee benefit plans (as defined in Section 3(3) of ERISA, (ii) stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Pumatech and that do not generally apply to all employees, and (v) current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of Pumatech as to which (with respect to any of items (i) through (v) above) any potential liability is borne by Pumatech (together, the “Pumatech Employee Plans”) intended to be qualified under Section 401(a) of the Code have either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the GUST (as that term is defined in Section 1.02 of Rev. Proc. 2000-27), or have applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination.

(b)  Each Pumatech Employee Plan has been administered in material compliance with its terms and the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) applicable to such Pumatech Employee Plan, and Pumatech and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under, or in violation of, and have no knowledge of any material default or violation by any other party to, any of the Pumatech Employee Plans.

(c)  Neither Pumatech nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Pumatech Employee Plans.

(d)  Except as set forth on Schedule 4.19(c) of the Pumatech Disclosure Schedules, with respect to each Pumatech Employee Plan, Pumatech has complied with (i) the applicable health care continuation and notice provisions of COBRA and the proposed regulations thereunder, (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of HIPAA and the regulations thereunder.

ARTICLE V

PRECLOSING COVENANTS OF SYNCHROLOGIC

Section 5.1  Conduct of Business Prior to the Effective Time.    Except (i) as expressly contemplated by this Agreement, (ii) as described in Section 5.1 of the Synchrologic Disclosure Schedules, or (iii) to the extent that Pumatech shall otherwise consent in writing (such consent not to be unreasonably delayed or withheld), during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Synchrologic shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practices and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement and except as described in Section 5.1 of the Synchrologic Disclosure Schedules, between the date hereof and the Effective Time, neither Synchrologic nor any of its Subsidiaries shall, without the prior written consent (such consent not to be unreasonably delayed or withheld) of Pumatech:

(i)  authorize or propose any amendments to its Articles of Incorporation or bylaws (or other similar governing instrument);

(ii)  accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock granted under any employee stock plan or agreements or authorize cash payments in exchange for any options granted under any of such plans except as specifically required by the terms of such plans or any related agreements or any such agreements in effect as of the date of this Agreement and specifically disclosed on Schedule 5.1 of the Synchrologic Disclosure Schedules;

(iii)  declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(iv)  issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of (A) shares of Synchrologic Common Stock issuable upon exercise of Synchrologic Options or Synchrologic Warrants, which are outstanding on the date of this Agreement or (B) shares of Synchrologic Common Stock issuable upon conversion of shares of Synchrologic Preferred Stock or (ii) the repurchase of shares of Common Stock from terminated employees pursuant to the terms of outstanding stock restriction or similar agreements;

(v)  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

(vi)  (A) incur or assume any trade payables, long-term or short-term debt or issue any debt securities in excess of $50,000, other than trade payables not in excess of an aggregate of $100,000 arising in the ordinary course of business consistent with past practices and Transaction Expenses; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of any of its Subsidiaries incurred in the ordinary course of business consistent with past practices; (C) make any loans, advances or capital contributions to or investments in any other person (other than to a Subsidiary or customary loans or advances to employees in each case in the ordinary course of business consistent with past practices); (D) pledge or otherwise subject to any Lien (as defined in Section 11.13 hereof) shares of Synchrologic Common Stock or any of its Subsidiaries; or (E) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any new material Lien (or any increase or expansion of the scope of any existing Lien) thereupon;

(vii)  except as may be permitted by clause (ii) above or (viii) below or as may be required by Applicable Law or by the applicable agreement or instrument, (A) enter into, adopt, amend or terminate any employment agreement or any bonus payments, (B) enter into, adopt, amend or terminate any pension, retirement, deferred compensation, health, life, or disability insurance, dependent care, severance, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or (C) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock options, restricted stock, stock appreciation rights or performance units);

(viii)  pay or agree to pay any severance or termination pay to any director, officer, employee or consultant, except payments (A) made pursuant to written agreements outstanding on the date hereof copies of which have been provided to Pumatech, (B) that are otherwise set forth in Section 5.1(viii) of the Synchrologic Disclosure Schedules with respect to the termination of employees or consultants, or (C) as required by Applicable Law;

(ix)  exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Synchrologic Stock Option as a result of the Merger, any other change of control of the Synchrologic (as defined in the Synchrologic Plans) or otherwise;

(x)  (A) except as permitted by clause (xiii)(E) below, purchase, acquire, lease or license-in any assets other than in the ordinary course of business consistent with past practices; (B) sell, transfer or otherwise dispose of any assets other than in the ordinary course of business consistent with past practices; (C) enter into any exclusive license, distribution, marketing or sales agreement; (D) other than in the ordinary course of business, enter into any commitment to any person to: (1) develop software without charge or for a de minimus charge, or (2) other than in the ordinary course of business consistent with past practices, incorporate any software into any of the Synchrologic products; (E) sell, license, transfer or otherwise dispose of any Intellectual Property; (F) grant “most favored nation” pricing to any entity. Notwithstanding the foregoing, the Synchrologic may: (I) purchase, acquire or license-in any assets that (a) in any single transaction or series of related transactions has a fair market value of less than $50,000 in the aggregate, and (b) does not require the Synchrologic to perform any obligation (other than normal confidentiality provisions) for a period (including any renewals) of more than one year; (II) sell, or non-exclusively license to third-parties, the Synchrologic Products in transactions that: (a) are in the ordinary course of business and consistent with past practices, (b) are non-exclusive licenses of “off-the-shelf” Synchrologic computer software applications to the Synchrologic end-user customers that are generally available to all interested end-users on standard terms and conditions, or (c) in any single transaction or series of related transactions, have a fair market value of less than $50,000 in the aggregate; and (III) license-in Shrinkwrap Software that: (a) in any single transaction or series of related transactions, has a fair market value no greater than $50,000 in the aggregate, and (b) does not require the Synchrologic to perform any obligation (other than normal confidentiality provisions) for a term (including any renewals) of no more than one year.

(xi)  except as may be required as a result of a change in law or in United States generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

(xii)  revalue any of its assets or properties, including writing down the value of assets or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices or due to changes in GAAP requiring such revaluation that are adopted after the date hereof;

(xiii)  (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other person or division or business unit thereof or any equity interest therein; (B) enter into any contract or agreement that would be material to the Synchrologic and its Subsidiaries, taken as a whole other than customer contracts in the ordinary course of business consistent with past practices; (C) amend, modify or waive any right under any Material Contract of the Synchrologic or any of its Subsidiaries; (D) modify its standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to the Synchrologic or any of its Subsidiaries; or (E) authorize any additional or new capital expenditure or expenditures that individually or in the aggregate are in excess of $50,000 per fiscal quarter, provided that the amount by which capital expenditures in any fiscal quarter shall be less than $50,000 shall be carried over to future months to increase the maximum that may be spent on capital expenditures in such fiscal quarter;

(xiv)  make or rescind any material election relating to Taxes or settle or compromise any material Tax liability or enter into any closing or other agreement with any Tax authority with respect to any material tax liability; or file or cause to be filed any material amended Tax Return, file or cause to be filed any claim for refund of Taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(xv)  fail to file any material Tax Returns when due, fail to cause such Tax Returns when filed to be materially true, correct and complete, prepare or fail to file any Tax Return in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return of the Synchrologic, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent required by Applicable Law, or fail to pay any material Taxes when due;

(xvi)  settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would involve more than $25,000 or that would otherwise be material to the Synchrologic with respect to non-monetary matters and its Subsidiaries or relates to any Intellectual Property matters;

(xvii)  enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations which provide for payments by the Synchrologic or any Subsidiary other than in the ordinary course of business in an amount in excess of $50,000 over the noncancelable term of the agreement;

(xviii)  terminate any material software development project that is currently ongoing, except pursuant to the terms of existing contracts with customers; or

(xix)  take or agree in writing or otherwise to take any of the actions described in Sections 5.1(i) through 5.1(xviii) (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of Synchrologic contained in this Agreement untrue or incorrect).

Section 5.2  [Reserved].

Section 5.3  Access to Information.    Until the Closing, Synchrologic shall allow Pumatech and its agents and representatives reasonable free access during normal business hours upon reasonable notice to its files, books, records, representatives, employees, agents and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, Synchrologic shall cause its accountants to cooperate with Pumatech and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules. All such access shall be subject to the terms of the Confidentiality Agreement (as defined in Section 7.1).

Section 5.4  Satisfaction of Conditions Precedent.    Synchrologic will use its reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.2, and Synchrologic will use its reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement. Synchrologic shall use its reasonable best efforts to obtain any and all consents necessary with respect to those Material Contracts listed on Schedule 5.4 of the Synchrologic Disclosure Schedules required to consummate the Merger (the “Material Consents”).

Section 5.5  No Solicitation.    From the date hereof until the termination of this Agreement pursuant to Section 9.1, Synchrologic will not, and will not permit or cause any of its officers, directors, employees, investment bankers, consultants and other agents to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal (as defined below) or any inquiry with respect thereto or engage in discussions or negotiations with any person with respect thereto, or disclose any nonpublic information relating to Synchrologic (including this Agreement) or afford access to the properties, books or records of Synchrologic to, any person that has made any Acquisition Proposal. Synchrologic will, and will cause the other persons listed in the first sentence of this Section 5.5 to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prevent Synchrologic from entering into discussions or negotiations with, or providing any information to, any person or entity in connection with a bona fide Acquisition Proposal received from such person or entity that the board of directors of Synchrologic, after consulting with its financial advisor, if any, and legal counsel, determines in good faith could lead to a Superior Proposal (as defined below), so long as prior to entering into discussions or negotiations with such person, Synchrologic receives from such person an executed confidentiality agreement with terms no less favorable to Synchrologic than those contained in the Confidentiality Agreement. Synchrologic will promptly notify (which notice shall be provided orally and in writing, shall identify the person making such Acquisition Proposal and shall provide a summary of the proposed terms of the Acquisition Proposal to the extent known by Synchrologic at such time or any modification to a prior Acquisition Proposal provided to Synchrologic by such person) Pumatech after receipt of any Acquisition Proposal or any such modification, but in no event more than twenty-four (24) hours after receipt of an Acquisition Proposal. If the board of directors of Synchrologic shall determine that an Acquisition Proposal is a Superior Proposal, Synchrologic shall notify Pumatech in writing of such determination (prior to any communication of such fact to the person making the Acquisition Proposal). Synchrologic shall provide Pumatech with at least two (2) business days’ or forty-eight (48) hours’ prior written notice of a meeting of Synchrologic’s board of directors at which such board of directors is reasonably expected to consider and approve a Superior Proposal and together with such notice a summary of the terms of the Superior Proposal that is to be presented to the board of directors at such meeting. Nothing contained in this Section 5.5 shall limit Synchrologic’s obligation under Section 7.11(b) to convene the Synchrologic Shareholders Meeting.

For purposes of this Agreement, “Acquisition Proposal” means any bona fide offer or proposal for, or any indication of interest in, a merger or other business combination involving Synchrologic, the acquisition of a majority of the equity in, or all or substantially all of the assets of, Synchrologic, in one transaction or series of related transactions, or an exclusive license of a material portion of Synchrologic’s Proprietary Rights, in each case other than the transactions contemplated by this Agreement. For purposes of this Agreement, “Superior Proposal” means any bona fide Acquisition Proposal on terms that the board of directors of Synchrologic determines in its good faith judgment, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, financing requirements and contingencies (including availability of financing) and conditions to consummation, are more favorable to the Synchrologic shareholders than this Agreement and the Merger taken as a whole.

ARTICLE VI

PRECLOSING AND OTHER COVENANTS OF PUMATECH AND SUB

Section 6.1  Reservation of Pumatech Common Stock.    Pumatech shall prior to the Effective Time reserve for issuance, out of its authorized but unissued capital stock, the maximum number of shares of Pumatech Common Stock as may be issuable upon consummation of the Merger.

Section 6.2  Satisfaction of Conditions Precedent.    Pumatech and Sub will use their reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.3, and Pumatech and Sub will use their reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

Section 6.3  Stock Options.

(a)  At the Effective Time, each Synchrologic Option outstanding at the Effective Time, whether vested or unvested, shall be assumed by Pumatech and deemed to constitute an option (a “Pumatech Option”) to acquire, on the same terms and conditions as were applicable under the Synchrologic Option (except for any right of first refusal or repurchase provisions contained in the Synchrologic Option which shall cease to apply after the Effective Time), the same number of shares of Pumatech Common Stock as the holder of such Synchrologic Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Synchrologic Common Stock otherwise purchasable pursuant to such Synchrologic Option divided by (ii) the number of full shares of Pumatech Common Stock deemed purchasable pursuant to such Pumatech Option in accordance with the foregoing; provided, however, that, in the case of any Synchrologic Option to which Section 422 of the Code applies (“incentive stock options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. Concurrently with the assumption of the Synchrologic Options by Pumatech at the Effective Time, all Synchrologic Options that then remain unvested will immediately and fully vest, with no further action required by Synchrologic, Pumatech or the holders of such Synchrologic Options. In connection with the assumption by Pumatech of the Synchrologic Options pursuant to this Section 6.3(a), Synchrologic shall be deemed to have assigned to Pumatech, effective at the Effective Time, Synchrologic’s right, if any, to repurchase unvested shares of Synchrologic Common Stock issuable upon the exercise of the Synchrologic Options or previously issued upon the exercise of options granted under the Synchrologic Option Plan, in accordance with the terms of the Synchrologic Option Plan and the related stock option agreements and stock purchase agreements entered into under the Synchrologic Option Plan.

(b)  As soon as practicable after the Effective Time and in any event no later than the date required by the applicable Synchrologic Option Plan, Pumatech shall deliver to the participants in the Synchrologic Option Plan appropriate notice setting forth such participants’ rights pursuant thereto and the grants pursuant to the Synchrologic Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.4 after giving effect to the Merger). Pumatech shall comply with the terms of the Synchrologic Option Plans and the parties intend that, to the extent required by, and subject to the provisions of, such Synchrologic Option Plan and Sections 422 and 424(a) of the Code, that Synchrologic Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time, and this provision shall be interpreted consistent with that intent.

(c)  Prior to the Closing Date, Pumatech shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Pumatech Common Stock for delivery upon exercise of Synchrologic Options assumed in accordance with this Section 6.3. As soon as practicable after the Effective Time and in any event no later than ten (10) business days after the Closing Date, Pumatech shall file a registration statement on Form S-8 (or any successor or other appropriate forms) under the Securities Act or another appropriate form with respect to the shares of Pumatech Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

Section 6.4  Warrants.    At the Effective Time, each Synchrologic Warrant outstanding at the Effective Time, whether vested or unvested, shall be assumed by Pumatech and deemed to constitute a warrant (a “Pumatech Warrant”) to acquire, on the same terms and conditions as were applicable under the Synchrologic Warrant, the same number of shares of Pumatech Common Stock as the holder of such Synchrologic Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Synchrologic Common Stock or Synchrologic Preferred Stock otherwise purchasable pursuant to such Synchrologic Warrant divided by (ii) the number of full shares of Pumatech Common Stock deemed purchasable pursuant to such Pumatech Warrant in accordance with the foregoing.

Section 6.5  Certain Employee Benefit Matters.    From and after the Effective Time, all employees of Synchrologic who continue as employees of Pumatech or a Subsidiary of Pumatech at the Effective Time will be provided with employee benefits by the Surviving Corporation or Pumatech which in the aggregate are no less favorable to such employees than those provided from time to time by Pumatech to its similarly situated employees. Each employee of Synchrologic that becomes a participant in any employee benefit plan, program, policy or arrangement of Pumatech, shall be given credit for all service prior to the Effective Time with Synchrologic to the extent permissible under such plan, program, policy or arrangement and any waiting period for participation shall be waived to the extent permissible under such plan, program, policy or arrangement.

Section 6.6  Conduct of Pumatech Business Prior to Effective Time.    Except (i) as expressly contemplated by this Agreement, (ii) as described in Section 6.6 of the Pumatech Disclosure Schedules, or (iii) to the extent that Synchrologic shall otherwise consent in writing (such consent not to be unreasonably delayed or withheld), during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Pumatech shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practices and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement and except as described in Section 6.6 of the Pumatech Disclosure Schedules, between the date hereof and the Effective Time, neither Pumatech nor any of its Subsidiaries shall, without the prior written consent (such consent not to be unreasonably delayed or withheld) of Synchrologic:

(i)  authorize or propose any amendments to its Certificate of Incorporation or bylaws (or other similar governing instrument);

(ii)  except in the ordinary course of business consistent with past practices, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(iii)  except in the ordinary course of business, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets with a transaction value in excess of $10,000,000;

(iv)  except as may be required as a result of a change in law or in United States generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

(v)  revalue any of its assets or properties, including writing down the value of assets or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices or due to changes in GAAP requiring such revaluation that are adopted after the date hereof;

(vi)  fail to file any material Tax Returns when due, fail to cause such Tax Returns when filed to be materially true, correct and complete, prepare or fail to file any Tax Return in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return of the Pumatech, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent required by Applicable Law, or fail to pay any material Taxes when due; or

(vii)  sell all or substantially all of its assets, or merge or consolidate with another business, corporation, partnership or other business organization or division with the result that Pumatech is not the surviving corporation or with the result that Pumatech is required to issue more than 30% of its capital stock as of the date hereof.

Section 6.7  Access to Information.    Until the Closing, Pumatech shall allow Synchrologic and its agents and representatives reasonable free access during normal business hours upon reasonable notice to its files, books, records, representatives, employees, agents and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, Pumatech shall cause its accountants to cooperate with Synchrologic and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules. All such access shall be subject to the terms of the Confidentiality Agreement (as defined in Section 7.1).

ARTICLE VII

OTHER AGREEMENTS

Section 7.1  Confidentiality.    Each party acknowledges that Pumatech and Synchrologic have previously executed a Non-Disclosure Agreement (the “Confidentiality Agreement”), which agreement shall continue in full force and effect in accordance with its terms.

Section 7.2  No Public Announcement.    The parties shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the

Merger; provided, however, that either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law; and provided further, however, that following execution of this Agreement or consummation of the Merger, Pumatech may, in its sole discretion and after reasonable consultation with Synchrologic, make a public announcement regarding the Merger and the integration of Synchrologic’s business into that of Pumatech.

Section 7.3  Regulatory Filings; Consents; Reasonable Efforts.

(a)  Subject to the terms and conditions of this Agreement, Synchrologic and Pumatech shall use their respective reasonable good faith efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, including those required under the HSR Act; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

(b)  Each of Pumatech and Synchrologic shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or, to Pumatech’s or Synchrologic’s knowledge, threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Pumatech and Synchrologic shall cooperate and use all reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Pumatech and Synchrologic decide that litigation is not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Each of Pumatech and Synchrologic shall use all reasonable efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement; provided, however, that nothing contained herein shall require either party to seek early termination of any such waiting period under the Antitrust Laws.

(c)  Notwithstanding anything to the contrary in Section 7.3(a) or (b), (i) neither Pumatech nor any of it Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Pumatech or of Pumatech combined with the Surviving Corporation after the Effective Time or (ii) Synchrologic shall not be required to divest any of its respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Synchrologic.

(d)  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Pumatech or its subsidiaries to own or operate all or any portion of the businesses or assets of Synchrologic.

Section 7.4  Further Assurances.    Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

Section 7.5  Escrow Agreement.    On or before the Effective Time, Pumatech shall, and the parties hereto shall exercise their reasonable good faith efforts to cause the Escrow Agent (as defined in Section 10.2) and the Shareholders’ Agent (as defined in Section 10.9), to enter into an Escrow Agreement in substantially the form attached hereto as Exhibit E.

Section 7.6  FIRPTA.    Synchrologic shall, prior to the Closing Date, provide Pumatech with a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) FIRPTA Notification Letter which states that shares of capital stock of Synchrologic do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Pumatech’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such FIRPTA Notification Letter, Synchrologic shall provide to Pumatech, as agent for Synchrologic, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Pumatech to deliver such notice form to the Internal Revenue Service on behalf of Synchrologic upon the Closing of the Merger.

Section 7.7  Other Filings.    As promptly as practicable after the date of this Agreement, Pumatech will prepare and file any other filings required under the Securities Act, the Exchange Act or any other Federal, foreign or state securities or blue sky laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). The Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Other Filings, Pumatech will promptly inform Synchrologic of such occurrence and make any appropriate amendment or supplement and/or mailing to the stockholders of Synchrologic.

Section 7.8  Tax Reporting as Reorganization.    Pumatech, Sub, Synchrologic and the Surviving Corporation will report the Merger for federal and applicable state income tax purposes as a “reorganization” within the meaning of Section 368 (a) of the Code.

Section 7.9  Director and Officer Liability.

(a)  For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers, directors, employees and agents of Synchrologic in respect of acts and omissions occurring on or prior to the Effective Time to the extent required or permitted by Synchrologic’s Certificate of Incorporation and Bylaws in effect on the date hereof or under any indemnification agreement between such person and the Synchrologic in effect on the date hereof. The Articles of Incorporation and Bylaws of Synchrologic will not be amended or otherwise modified during the six-year period following the Effective Time to either expand potential liability to such persons or limit or eliminate the right of indemnification to such persons, provided that the foregoing shall not be construed so as to restrict the ability of Pumatech to cause the merger of the Surviving Corporation with Pumatech or a subsidiary of Pumatech (in all cases subject to Section 7.8 above).

(b)  Synchrologic may purchase, prior to the Effective Time, a “six-year tail” directors’ and officers’ liability insurance policy covering those persons who, as of immediately prior to the Effective Time, are covered by the directors’ and officers’ liability insurance policy maintained by Synchrologic; provided, that the cost of such policy (the “D&O Insurance Expense”) is set forth on the Closing Expenses Schedule and shall be subject to the Synchrologic Transaction Expenses allocation provisions set forth in Section 9.3(b) hereof.

Section 7.10  Litigation Settlement.

(a)  The parties hereto acknowledge the execution of this Agreement constitutes and includes consideration for settlement of the pending litigation between Pumatech and Synchrologic.

(b)  Within five (5) days of the date of this Agreement, the parties shall, and shall cause each of its subsidiaries to, file such documents necessary to cause the dismissal with prejudice of all litigation activities against each other. Such dismissal shall be effective notwithstanding any subsequent termination of this Agreement.

(c)  As of the date of this Agreement, neither Synchrologic nor Synchrologic’s counsel shall share documents of information with, contact, or communicate in any manner with Extended Systems, Inc. or its counsel, except to the extent required by Applicable Law. If Synchrologic is served with a subpoena, demand, or other legal process by Extended Systems, Inc., Synchrologic shall immediately notify Pumatech and shall object to production under the subpoena, demand, or other legal process to the extent permitted by law.

Section 7.11  Preparation of S-4 Registration Statement and the Joint Proxy Statement/Prospectus; Stockholder Meetings.

(a)  Promptly following the date hereof, Pumatech and Synchrologic shall cooperate in preparing and Pumatech shall cause to be filed with the Securities and Exchange Commission (the “SEC”) mutually acceptable proxy materials that shall constitute the Joint Proxy Statement/Prospectus and Pumatech shall prepare and file with the SEC the S-4 Registration Statement. The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the S-4 Registration Statement as Pumatech’s prospectus and shall include the Pumatech Recommendation and, subject to the provisions of Sections 5.5 and 7.11(b), shall include the Synchrologic Recommendation. Pumatech shall use commercially reasonable efforts, and Synchrologic shall use commercially reasonable efforts to cooperate with Pumatech, to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Pumatech shall, as promptly as practicable after receipt thereof, provide Synchrologic with copies of any written comments and advise Synchrologic of any oral comments with respect to the Joint Proxy Statement/Prospectus or the S-4 Registration Statement received from the SEC. Each party shall cooperate and Pumatech will provide Synchrologic with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the S-4 Registration Statement prior to filing such with the SEC and will provide Synchrologic with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the S-4 Registration Statement shall be made without the approval of both Pumatech and Synchrologic, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by Pumatech that are incorporated by reference in the S-4 Registration Statement or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to Pumatech or its business, financial condition or results of operations; and provided further, that Synchrologic, in connection with a Change in Synchrologic Recommendation, may request Pumatech to, and upon such request Pumatech shall, amend or supplement the Joint Proxy Statement/Prospectus or the S-4 Registration Statement (including by incorporation by reference) to effect such a change, and in such event, this right of approval shall apply only with respect to information relating to Pumatech or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors’ deliberations and conclusions be accurately described. Pumatech will use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Pumatech stockholders and the Synchrologic shareholders, and Synchrologic will use commercially reasonable efforts to cooperate with Pumatech to cause the Joint Proxy Statement/Prospectus to be mailed to the Synchrologic shareholders, in each case, as promptly as reasonably practicable after the S-4 Registration Statement is declared effective under the Securities Act. Pumatech will advise Synchrologic, promptly after it receives notice thereof, of the time when the S-4 Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Pumatech Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the S-4 Registration Statement. If, at any time prior to the Effective Time, any information relating to Pumatech or Synchrologic, or any of their respective affiliates, officers or directors, is discovered by Pumatech or Synchrologic and such information should be set forth in an amendment or supplement to any of the S-4 Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Pumatech with the SEC and disseminated to the stockholders of Pumatech and the shareholders of Synchrologic. Pumatech shall also take any commercially reasonable action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Pumatech Common Stock in the Merger and upon the exercise of Synchrologic Options and Synchrologic Warrant assumed by Pumatech in connection with the Merger, and Synchrologic shall furnish all information concerning Synchrologic and its security holders as may be reasonably requested in connection with any such action.

(b)  Synchrologic shall duly take all lawful action to call, give notice of, convene and hold the Synchrologic Shareholders Meeting as soon as practicable after the effective date of the S-4 Registration Statement for the purpose of obtaining the Synchrologic Shareholder Approval and subject to this Section 7.11(b) and Section 5.5, shall use commercially reasonable efforts to solicit the Synchrologic Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Synchrologic may adjourn or postpone (i) the Synchrologic Shareholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the S-4 Registration Statement and/or the Joint Proxy Statement/Prospectus is provided to the Synchrologic shareholders in advance of a vote on the Merger and this Agreement or (ii) the time for which the Synchrologic Shareholders Meeting is originally scheduled (as set forth in the S-4 Registration Statement and the Joint Proxy Statement/Prospectus), if there are insufficient shares of Synchrologic Common Stock and Synchrologic Preferred Stock represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the Synchrologic Shareholders Meeting. The Synchrologic board of directors shall recommend the approval and adoption of this Agreement and approval of the Merger by the shareholders of Synchrologic to the effect as set forth in Section 3.28 (the “Synchrologic Recommendation”), and shall not (i) withdraw, modify or qualify in any manner adverse to Pumatech such recommendation or (ii) take any action not otherwise permitted by this Agreement or make any public statement or public disclosure adverse to Pumatech in connection with the Synchrologic Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in Synchrologic Recommendation”); provided, however, that the Synchrologic board of directors may make a Change in Synchrologic Recommendation prior to the Synchrologic Shareholder Approval if the Synchrologic board of directors determines in good faith, after consultation with legal counsel, that its failure to do so would result in a failure to satisfy its fiduciary duties to the Synchrologic shareholders under Georgia Law. Notwithstanding any Change in Synchrologic Recommendation, this Agreement shall be submitted to the shareholders of Synchrologic at the Synchrologic Shareholders Meeting for the purpose of approving and adopting this Agreement and approving the Merger and nothing contained herein shall be deemed to relieve Synchrologic of such obligation.

(c)  Pumatech shall duly take all lawful action to call, give notice of, convene and hold the Pumatech Stockholders Meeting as soon as practicable after the effective date of the S-4 Registration Statement for the purpose of obtaining the Pumatech Stockholder Approval and shall use commercially reasonable efforts to solicit the Pumatech Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Pumatech may adjourn or postpone (i) the Pumatech Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the S-4 Registration Statement and/or the Joint Proxy Statement/Prospectus is provided to the Pumatech stockholders in advance of a vote on the Merger and this Agreement or (ii) the time for which the Pumatech Stockholders Meeting is originally scheduled (as set forth in the S-4 Registration Statement and the Joint Proxy Statement/Prospectus), if there are insufficient shares of Pumatech Common Stock represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the Pumatech Stockholders Meeting. The Pumatech Board shall recommend the approval of the Merger and the issuance of Pumatech Common Stock in the Merger by the stockholders of Pumatech (the “Pumatech Recommendation”), and shall not (i) withdraw, modify or qualify in any manner adverse to Synchrologic such recommendation or (ii) take any action not otherwise permitted by this Agreement or make any public statement or public disclosure adverse to Synchrologic in connection with the Pumatech Stockholders Meeting inconsistent with such recommendation.

ARTICLE VIII

CONDITIONS TO MERGER

Section 8.1  Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)  Stockholder Approvals.    The shareholders of Synchrologic entitled to vote on or consent to this Agreement and the Merger in accordance with Georgia Law and Synchrologic’s Articles of Incorporation shall have approved this Agreement and the Merger. The stockholders of Pumatech entitled to vote on or consent to this Agreement and the Merger in accordance with Delaware Law and Pumatech’s Certificate of Incorporation shall have approved this Agreement and the Merger.

(b)  Approvals.    Other than the filings provided for by Section 1.1(a), all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity including those contemplated by the HSR Act and the other applicable Antitrust Laws, shall have been filed, occurred or been obtained.

(c)  No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation of the business of Synchrologic by Pumatech after and as a result of the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

Section 8.2  Additional Conditions to Obligations of Pumatech and Sub.    The obligations of Pumatech and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Pumatech and Sub:

(a)  Representations and Warranties.    The representations and warranties of Synchrologic set forth in this Agreement shall have been true and correct as of the date of this Agreement, except, individually or in the aggregate, as does not constitute a Material Adverse Effect on Synchrologic (it being understood that, solely for purposes of determining the accuracy of such representations and warranties under this Section 8.2(a), all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), and at the Closing Synchrologic shall have delivered to Pumatech and Sub a certificate signed on behalf of Synchrologic by the chief executive officer and the chief financial officer of Synchrologic to such effect.

(b)  Performance of Obligations of Synchrologic.    Synchrologic shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Pumatech shall have received a certificate signed on behalf of Synchrologic by the chief executive officer of Synchrologic to such effect.

(c)  Securities Laws.    Pumatech shall have made all necessary filings under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall have received all permits or other authorizations necessary to issue shares of Pumatech Common Stock pursuant to the Merger.

(d)  Dissenting Shareholders.    Synchrologic shall have provided to Pumatech the schedule of holders of Dissenting Shares specified in Section 2.2(b) hereof, and Synchrologic shall have confirmed its agreement with the calculation of Aggregate Dissenting Shares Transaction Value set forth therein.

(e)  Escrow Agreement.    The Escrow Agent and Shareholders’ Agent shall have executed and delivered to Pumatech the Escrow Agreement and such agreement shall remain in full force and effect.

(f)  Noncompetition Agreements.    Each of the Noncompetition Agreements executed and delivered concurrently with the execution of this Agreement shall remain in full force and effect.

(g)  Shareholders Agreements.    Each of the holders of Synchrologic Common Stock and Synchrologic Preferred Stock set forth on Schedule 8.2(g) of the Synchrologic Disclosure Schedules shall have executed and delivered to Pumatech a Shareholders Agreement and such agreements shall remain in full force and effect.

(h)  Opinion of Synchrologic’s Counsel.    Pumatech shall have received an opinion dated the Closing Date of Morris, Manning & Martin, LLP, counsel to Synchrologic, as to the matters set forth in the form attached hereto as Exhibit F.

(i)  Termination of Synchrologic Agreements.    Synchrologic’s Third Amended and Restated Master Rights Agreement dated August 25, 2000 shall have been terminated.

(j)  Schedule of Synchrologic Transaction Expenses.    Synchrologic shall have delivered to Pumatech an itemized schedule setting forth the aggregate amount of Transaction Expenses (as defined in Section 9.3(b) hereof) incurred, or to be incurred, by Synchrologic through the Closing Date (such amount being, the “Aggregate Transaction Expenses”).

Section 8.3  Additional Conditions to Obligations of Synchrologic.    The obligation of Synchrologic to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Synchrologic:

(a)  Representations and Warranties.    The representations and warranties of Pumatech and Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement, except, individually or in the aggregate, as does not constitute a Material Adverse Effect on Pumatech (it being understood that, solely for purposes of determining the accuracy of such representations and warranties under this Section 8.3(a), all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), and at the Closing Pumatech shall have delivered to Synchrologic a certificate signed on behalf of Pumatech by the chief executive officer and the chief financial officer of Pumatech to such effect.

(b)  Performance of Obligations of Pumatech and Sub.    Pumatech and Sub shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Synchrologic shall have received a certificate signed on behalf of Pumatech by the chief financial officer of Pumatech to such effect.

(c)  Opinion of Pumatech’s Counsel.    Synchrologic shall have received an opinion dated the Closing Date of Venture Law Group, A Professional Corporation, counsel to Pumatech, as to the matters set forth in the form attached hereto as Exhibit G.

(d)  Appointment of the Synchrologic Director Designee.    Pumatech shall have provided to Synchrologic resolutions of the boards of directors of Pumatech and Sub reflecting the appointment of the Synchrologic Director Designee to the board of directors of each of Pumatech and Sub immediately following the Effective Time in accordance with Section 1.4 hereof.

(e)  Securities Laws.    Pumatech shall have made all necessary filings under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall have received all permits or other authorizations necessary to issue shares of Pumatech Common Stock pursuant to the Merger.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1  Termination.    This Agreement may be terminated at any time prior to the Effective Time:

(a)  by mutual written consent of Pumatech and Synchrologic;

(b)  by either Pumatech or Synchrologic, by giving written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if such party relying on such order, decree or ruling or other action shall not have complied with its respective obligations under Sections 3.3 or 4.3 of this Agreement, as the case may be;

(c)  by Pumatech, by giving written notice to Synchrologic, if the Closing shall not have occurred on or before March 31, 2004 by reason of the failure of any condition precedent under Section 8.1 or 8.2 (unless the failure results primarily from a breach by Pumatech or Sub of any representation, warranty, covenant or agreement of Pumatech or Sub contained in this Agreement or Pumatech’s or Sub’s failure to fulfill a condition precedent to closing or other default);

(d)  by Synchrologic, by giving written notice to Pumatech, if the Closing shall not have occurred on or before March 31, 2004 by reason of the failure of any condition precedent under Section 8.1 or 8.3 (unless the failure results primarily from a breach by Synchrologic of any representation, warranty, covenant or agreement of Synchrologic contained in this Agreement or Synchrologic’s failure to fulfill a condition precedent to closing or other default);

(e)  by Synchrologic, if Pumatech shall breach any representation, warranty, obligation or agreement hereunder such that the condition set forth in Section 8.3(a) and (b) would not be satisfied and such breach shall not have been cured within twenty (20) business days following receipt by Pumatech of written notice of such breach, provided that the right to terminate this Agreement by Synchrologic under this Section 9.1(e) shall not be available to Synchrologic where Synchrologic is at that time in breach of this Agreement;

(f)  by Pumatech, if Synchrologic shall breach any representation, warranty, obligation or agreement hereunder such that the condition set forth in Section 8.2(a) and (b) would not be satisfied and such breach shall not have been cured within twenty (20) business days of receipt by Synchrologic of written notice of such breach; provided, that the right to terminate this Agreement by Pumatech under this Section 9.1(f) shall not be available to Pumatech where Pumatech is at that time in breach of this Agreement;

(g)  by Pumatech if any required approval of the shareholders of Synchrologic shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

(h)  by Synchrologic if any required approval of the shareholders of Synchrologic shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 9.1(h) shall not be available to Synchrologic where the failure to obtain Synchrologic shareholder approval shall have been caused by the action or failure to act of Synchrologic and such action or failure to act constitutes a breach by Synchrologic of this Agreement);

(i)  by Synchrologic if any required approval of the stockholders of Pumatech shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

(j)  by Pumatech if any required approval of the stockholders of Pumatech shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 9.1(j) shall not be available to Pumatech where the failure to obtain Pumatech stockholder approval shall have been caused by the action or failure to act of Pumatech and such action or failure to act constitutes a breach by Pumatech of this Agreement).

Section 9.2  Effect of Termination.    In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Pumatech, Synchrologic, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3 and further except to the extent that such termination results from the willful breach by any such party of any of its representations, warranties or covenants set forth in this Agreement.

Section 9.3  Fees and Expenses.

(a)  Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)  If the Merger is consummated, the legal, accounting, investment banking, broker’s and finder’s fees and expenses incurred by Synchrologic or its shareholders in connection with the Merger, the Warrant Termination Consideration and the D&O Insurance Expense (collectively, the “Synchrologic Transaction Expenses”), up to a maximum amount of $400,000 (the “Maximum Shared Expenses Amount”), shall be borne 50% by Pumatech and 50% by the shareholders of Synchrologic. Any Synchrologic Transaction Expenses in excess of the Maximum Shared Expenses Amount (the “Synchrologic Excess Transaction Expenses”) shall be deemed expenses of the shareholders of Synchrologic, and shall be borne 100% by the shareholders of Synchrologic. Fifty percent (50%) of any Synchrologic Transaction Expenses incurred after the Effective Time in excess of the amount of Aggregate Transaction Expenses set forth on the itemized schedule delivered by Synchrologic to Pumatech pursuant to Section 8.2(j) hereof (the “Closing Expenses Schedule”) but less than the Maximum Shared Expenses Amount and one hundred percent (100%) of any Synchrologic Transaction Expenses incurred after the Effective Time in excess of both the amount of Aggregate Transaction Expenses set forth on the Closing Expenses Schedule and the Maximum Shared Expenses Amount shall, in each case, be recoverable from the Escrow Fund (as defined in Section 10.3) as Damages (as defined in Section 10.1) without regard to the damage threshold as contemplated by Section 10.4.

(c)  In the event that (i) this Agreement is terminated pursuant to Section 9.1(g) or Section 9.1(h) and there has been a Change in Synchrologic Recommendation, then Synchrologic shall pay to Pumatech within thirty (30) days of such termination the amount of $6.0 million (part of which represents the fees and expenses incurred by Pumatech in connection with the pending litigation between Pumatech and Synchrologic that is being dismissed pursuant to Section 7.10 hereof). Such payment shall be Pumatech’s exclusive remedy for a termination of this Agreement pursuant to Section 9.1(g) or Section 9.1(h) hereof. In the event this Agreement is terminated pursuant to Section 9.1(i) or Section 9.1(j), then Pumatech shall pay to Synchrologic within thirty (30) days of such termination the amount of $3.0 million. Such payment shall be Synchrologic’s exclusive remedy for a termination of this Agreement pursuant to Section 9.1(i) or 9.1(j) hereof.

ARTICLE X

ESCROW AND INDEMNIFICATION

Section 10.1  Indemnification of Pumatech.    From and after the Effective Time and subject to the limitations contained in Section 10.3, the Former Synchrologic Shareholders will, severally but not jointly and pro rata in accordance with their respective Pro Rata Portions, indemnify Pumatech, Pumatech’s current and future affiliates (including the Surviving Corporation), the respective officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such entities and the respective successors and assigns of such entities (collectively, the “Pumatech Indemnified Parties”) and hold the Pumatech Indemnified Parties harmless against:

(a)  any loss, expense, liability or other damage, including attorneys’ fees, to the extent of the actual amount of such loss, expense, liability or other damage (without regard to the use of any multiplier) (collectively “Damages”) that the Pumatech Indemnified Parties have incurred by reason of the untruth, inaccuracy, breach or alleged breach by Synchrologic of any representation, warranty, covenant or agreement of Synchrologic contained in this Agreement or in the certificates to be delivered pursuant to Sections 8.2(a) and (b) (all such calculations of Damages shall take into account any offset benefits or insurance proceeds received in connection with the matter out of which such Damages shall arise and shall take into account any tax benefits that the Pumatech Indemnified Parties may receive in connection therewith that are not speculative in nature and are subject to reasonable calculation, provided that the parties acknowledge that they expect any such Damages will be treated as purchase price adjustments for tax purposes, and that any adjustment for tax benefits pursuant to the immediately preceding clause would only apply if such Damages were not so treated); and

(b)  any Synchrologic Transaction Expenses payable out of the Escrow Fund pursuant to Section 9.3(b).

Section 10.2  Indemnification of Synchrologic.    From and after the Effective Time and subject to the limitations contained in Section 10.3, Pumatech and the Surviving Corporation will jointly and severally indemnify the Former Synchrologic Shareholders, the Synchrologic affiliates (including the former officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such entities and the respective successors and assigns of such entities) (collectively, the “Synchrologic Indemnified Parties”); the Pumatech Indemnified Parties and the Synchrologic Indemnified Parties are generally referred to in this Article X, in their capacities as Persons entitled to indemnification, as “Indemnified Parties”) and hold the Synchrologic Indemnified Parties harmless against any Damages (as defined in Section 10.1 above) that the Synchrologic Indemnified Parties have incurred by reason of the untruth, inaccuracy, breach or alleged breach by Pumatech of any representation, warranty, covenant or agreement of Pumatech contained in this Agreement or in the certificates to be delivered pursuant to Section 8.3(a) and (b) (all such calculations of Damages shall take into account any offset benefits or insurance proceeds received in connection with the matter out of which such Damages shall arise).

Section 10.3  Escrow Fund and Exclusive Remedies.

(a)  As security and the sole and exclusive recourse against the Former Synchrologic Shareholders for the indemnities in Section 10.1, as soon as practicable after the Effective Time, the Escrow Shares shall be deposited with U.S. Bank Trust, National Association (or such other institution selected by Pumatech with the reasonable consent of Synchrologic) as escrow agent (the “Escrow Agent”), such deposit to constitute the Escrow Fund (the “Escrow Fund”) and to be governed by the terms set forth in this Article X and in the Escrow Agreement. Pumatech and Sub agree that notwithstanding anything to the contrary under this Agreement, the indemnification provisions of this Article X shall be the sole and exclusive remedies of the Pumatech Indemnified Parties for any claim for Damages, absent fraud or intentional misrepresentation on the part of Synchrologic. The parties acknowledge and agree that rescission shall not be a remedy available to any party hereto.

(b)  Notwithstanding anything in this Agreement to the contrary, and absent fraud or intentional misrepresentation on the part of Pumatech, the sole and exclusive remedy of any Synchrologic Indemnified Party in respect of any claim for indemnification or reimbursement for the indemnities in Section 10.2 hereof, and Pumatech’s and the Surviving Corporation’s maximum aggregate liability for indemnification or reimbursement of Damages with respect to claims for indemnification under this Agreement by the Synchrologic Indemnified Parties shall be limited to and shall not exceed the aggregate cash value of the Escrow Shares initially placed in the Escrow Fund (with such value determined by multiplying the total number of Escrow Shares placed in the Escrow Fund by the Average Closing Price).

Section 10.4  Damage Threshold.

(a)  Notwithstanding the foregoing, none of the Former Synchrologic Shareholders shall have any liability under Section 10.1 and Pumatech may not receive any shares from the Escrow Fund unless and until an Officer’s Certificate or Certificates (as defined in Section 10.6 below) for an aggregate amount of Pumatech’s Damages in excess of $500,000 (the “Damages Threshold”) has been delivered to the Shareholders’ Agent and to the Escrow Agent; provided, however, that after an Officer’s Certificate or Certificates for an aggregate of $500,000 in Damages has been delivered, Pumatech shall be entitled (subject to the provisions of this Article X) to receive Escrow Shares equal in value to the full amount of Damages identified in such Officer’s Certificate or Certificates; and provided further, however, that the $500,000 threshold amount contemplated by this Section 10.4 shall not be applicable to claims made against the Escrow Fund pursuant to Section 10.1(b) above, which claims shall be subject to indemnification and reimbursement on a first dollar basis. Additionally, claims made against the Escrow Fund pursuant to Section 10.1(b) shall not be counted for purposes of determining whether the aggregate amount of Pumatech’s Damages exceeds the Damages Threshold.

(b)  Notwithstanding the foregoing, neither Pumatech nor the Surviving Corporation shall have any liability under Section 10.2 and the Synchrologic Indemnified Parties may not receive any indemnification or reimbursement of Damages unless and until an Agent’s Certificate or Certificates (as defined in Section 10.6 below) for an aggregate amount of Damages suffered by the Synchrologic Indemnified Parties in excess of the Damages Threshold have been delivered to Pumatech; provided, however, that after an Agent’s Certificate or Certificates for an aggregate amount exceeding the Damages Threshold has been delivered, the Synchrologic Indemnified Parties shall be entitled (subject to the provisions of this Article X) to receive indemnification or reimbursement in cash equal to the full amount of Damages identified in such Agent’s Certificate or Certificates.

Section 10.5  Escrow Periods.    The Escrow Fund and the indemnification obligations set forth in Sections 10.1 and 10.2 shall terminate upon the first anniversary date of the Closing Date (the period from the Closing Date to the first anniversary of the Closing Date referred to as the “Escrow Period”), provided, however, that (a) the number of Escrow Shares, which, in the reasonable and good faith judgment of Pumatech, subject to the objection of the Shareholders’ Agent and the subsequent resolution of the matter in the manner provided in Section 10.9, are necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent and the Shareholders’ Agent prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved, and (b) the Synchrologic Indemnified Parties shall continue to be entitled to indemnification by Pumatech and the Surviving Corporation in such amount as may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to Pumatech prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to the expiration of the Escrow Period, and such amounts shall remain readily available for reimbursement to the Synchrologic Indemnified Parties and shall remain free of encumbrances until such claims have been finally resolved.

Section 10.6  Claims Procedures.    If the Escrow Agent receives, on or before the last day of the Escrow Period, a certificate signed by any appropriately authorized officer of Pumatech (an “Officer’s Certificate”), in the case of claims made by the Pumatech Indemnified Parties, or if Pumatech receives, on or before the last day of the Escrow Period, a certificate signed by the Shareholders’ Agent, in the case of claims made by the Synchrologic Indemnified Parties (an “Agent’s Certificate”):

(a)  Stating the aggregate amount of Damages or an estimate thereof, in each case to the extent known or determinable at such time; and

(b)  Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, (i) in the case of claims made by the Pumatech Indemnified Parties, the Escrow Agent shall, subject to the provisions of Sections 10.4, 10.7, 10.8 (including, without limitation, the objection period specified therein) and 10.9 hereof and of the Escrow Agreement, deliver to Pumatech out of the Escrow Fund, as promptly as practicable following the expiration of the Escrow Period, Escrow Shares having a value equal to such Damages all in accordance with the Escrow Agreement and Sections 10.7, 10.8 and 10.9 below (with all amounts paid or distributed from the Escrow Fund being paid or distributed pro rata among the Holders (as defined in the Escrow Agreement) based upon their respective percentage interests therein at the time), and (ii) in the case of claims made by the Synchrologic Indemnified Parties, Pumatech and the Surviving Corporation shall deliver to the Synchrologic Indemnified Parties, as promptly as practicable following the expiration of the Escrow Period, a cash amount in readily available funds equal to such Damages all in accordance with Sections 10.7, 10.8 (including, without limitation, the objection period specified therein) and 10.9 below.

Section 10.7  Valuation.    For the purpose of compensating the Indemnified Parties for their Damages pursuant to this Agreement, the value per share of the Escrow Shares which shall be released to the Pumatech Indemnified Parties in respect of a claim for Damages shall be the Average Closing Price.

Section 10.8  Objections to Claims.

(a)  With respect to claims for Damages made by a Pumatech Indemnified Party, at the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall concurrently be delivered to the Shareholders’ Agent (as defined in Section 10.10 below) and for a period of at least thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Escrow Shares pursuant to Section 10.5 or 10.6, as applicable, unless the Escrow Agent shall have received written authorization from the Shareholders’ Agent to make such delivery. After the later of (i) the expiration of the Escrow Period or (ii) the expiration of such minimum thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Shares in the Escrow Fund in accordance with Section 10.6. If the Shareholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Pumatech prior to the expiration of the thirty (30) day period following delivery of the Officer’s Certificate to the Escrow Agent and the Shareholders’ Agent, the disputed claim shall be resolved pursuant to Section 10.9 hereof.

(b)  With respect to claims for Damages made by a Synchrologic Indemnified Party, after the later of (i) the expiration of the Escrow Period or (ii) the expiration of thirty (30) days following delivery of any Agent’s Certificate to Pumatech, Pumatech shall reimburse the Damages in accordance with Section 10.6. If Pumatech shall object in a written statement to the claim made in the Agent’s Certificate, and such statement shall have been delivered to the Shareholder’s Agent prior to the expiration of the thirty (30) day period following delivery of the Agent’s Certificate to Pumatech, the disputed claim shall be resolved pursuant to Section 10.9 hereof.

Section 10.9  Resolution of Conflicts.

(a)  In case the Shareholders’ Agent or Pumatech shall so object in writing to any claim or claims by Pumatech made in any Officer’s Certificate or by any Synchrologic Indemnified Party made in any Agent’s Certificate, Pumatech or the Shareholders’ Agent, as applicable, shall have thirty (30) days following the expiration of the Escrow Period to respond in a written statement to such objection. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders’ Agent and Pumatech shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders’ Agent and Pumatech should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of claims against the Escrow Fund, shall be furnished to the Escrow Agent. In the case of claims by a Pumatech Indemnified Party, the Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares from the Escrow Fund in accordance with the terms of the memorandum. In the case of claims by a Synchrologic Indemnified Party, Pumatech shall pay or cause to be paid the agreed amount of such claim within two (2) business days of the parties’ execution of the memorandum.

(b)  If no such agreement can be reached after good faith negotiation, either Pumatech or the Shareholders’ Agent may, by written notice to the other, demand arbitration of the matter. The parties agree that all disputed claims for Damages shall be resolved in a single arbitration commenced promptly following the date the dispute resolution procedures set forth in Section 10.9(a) above have been exhausted, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after the date the dispute resolution procedures set forth in Section 10.9(a) above have been exhausted, Pumatech (on the one hand) and the Shareholders’ Agent (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate or Agent’s Certificate, as applicable, shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10.5, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision.

(c)  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Wilmington, Delaware under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration.

Section 10.10  Shareholders’ Agent.

(a)  In the event that the Merger is approved by the shareholders of Synchrologic, effective upon such vote, and without further act of any stockholder of Synchrologic, Grotech Advisory Services, Inc. shall be appointed as agent and attorney-in-fact (the “Shareholders’ Agent”) for each stockholder of Synchrologic (except such shareholders of Synchrologic, if any, as shall have perfected their appraisal or dissenters’ rights under Georgia Law). The Shareholders’ Agent shall have the authority to act for and on behalf of the Former Synchrologic Shareholders, including, without limitation, to give and receive notices and communications, to act on behalf of the Former Synchrologic Shareholders with respect to any matters arising under this Agreement or the Transaction Documents, to authorize delivery to Pumatech of the Escrow Shares or other property, including shares of Pumatech Common Stock, from the Escrow Fund, and any other funds and property in its possession in satisfaction of claims by Pumatech, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing. The Shareholders’ Agent shall for all purposes be deemed the sole authorized agent of the Former Synchrologic Shareholders until such time as the agency is terminated. Such agency may be changed by the Former Synchrologic Shareholders from time to time upon not less than 30 days prior written notice to Pumatech; provided, however, that the Shareholders’ Agent may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted Shareholders’ Agent. Any vacancy in the position of Shareholders’ Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall not receive compensation for its services. Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Former Synchrologic Shareholders during the term of the agency.

(b)  The Shareholders’ Agent shall not incur any liability with respect to any action taken or suffered by it or omitted hereunder as Shareholders’ Agent. The Shareholders’ Agent may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered by the Shareholders’ Agent based on such advice and the Shareholders’ Agent shall not be liable to anyone. The Shareholders’ Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no other covenants or obligations shall be implied under this Agreement against the Shareholders’ Agent; provided, however, that the foregoing shall not act as a limitation on the powers of the Shareholders’ Agent determined by it to be reasonably necessary to carry out the purposes of its obligations. The Former Synchrologic Shareholders shall severally and pro rata, in accordance with their respective Pro Rata Portions, indemnify the Shareholders’ Agent and hold him or her harmless against any loss, liability or expense incurred on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his or her duties under this Agreement or the Escrow Agreement.

(c)  The Shareholders’ Agent shall have reasonable access to information about Synchrologic and Pumatech and the reasonable assistance of Synchrologic’s and Pumatech’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Synchrologic or Pumatech to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d)  A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision, act, consent or instruction of all of the Former Synchrologic Shareholders for whom shares of Pumatech Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Former Synchrologic Stockholder, and the Escrow Agent. Pumatech may rely upon any such decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of every such stockholder of Synchrologic. The Escrow Agent and Pumatech are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agent.

(e)  The Shareholders’ Agent shall be reimbursed for any fees or expenses payable or incurred by the Shareholders’ Agent in connection with the Merger Agreement or any claim for indemnification under the Merger Agreement (including any disputes with respect to such claims) and any loss, liability or expense of the Shareholders’ Agent that is subject to the indemnification obligations of the Former Synchrologic Shareholders pursuant to Section 10.10(b) hereof, up to an aggregate amount of $500,000, and such fees and expenses shall be payable to the Shareholders’ Agent by the delivery of the number of Escrow Shares having a value, based on the Average Closing Price, equal to the amount of such fees, losses, liabilities or expenses, and such delivery shall rank senior to the delivery of any Escrow Shares to the Pumatech Indemnified Parties. Any such fees, losses, liabilities or expenses in excess of $500,000 shall be payable to the Shareholders’ Agent directly by the Former Synchrologic Shareholders in accordance with the provisions of Sections 10.9(c) and 10.10(b) hereof.

Section 10.11  Claims.

(a)  In the event Pumatech becomes aware of a third-party claim which Pumatech believes may result in a demand against the Escrow Fund, Pumatech shall promptly notify the Shareholders’ Agent of such claim, and the Shareholders’ Agent and the Former Synchrologic Shareholders for whom shares of Pumatech Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Pumatech shall have the right in its sole discretion to settle any such claim; provided, however, that Pumatech may not effect the settlement of any such claim without the written consent of the Shareholders’ Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders’ Agent has consented in writing to any such settlement, the Shareholders’ Agent shall have no power or authority to object to the amount of any claim by Pumatech against the Escrow Fund for indemnity with respect to such settlement in the amount agreed to.

(b)  In the event the Shareholders’ Agent becomes aware of a third-party claim which the Shareholders’ Agent or any Synchrologic Indemnified Party believes may result in Damages indemnified pursuant to Section 10.2, the Shareholders’ Agent shall promptly notify Pumatech of such claim, and Pumatech or the Surviving Corporation shall be entitled, at their expense, to participate in any defense of such claim. The Shareholders’ Agent shall have the right in its sole discretion to settle any such claim; provided, however, that the Shareholders’ Agent may not effect the settlement of any such claim without the written consent of Pumatech or the Surviving Corporation, which consent shall not be unreasonably withheld.

ARTICLE XI

MISCELLANEOUS

Section 11.1  Survival of Representations and Covenants.    All representations and warranties of Synchrologic contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Pumatech until the end of the Escrow Period. If Escrow Shares or other assets are retained in the Escrow Fund beyond expiration of the period specified in the Escrow Agreement, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of the claim to which such retained Escrow Shares or other assets relate. All representations and warranties of Pumatech contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date. All covenants and agreements set forth in this Agreement that are to be performed following the Closing Date shall survive the Closing and continue in full force and effect until such covenants and agreements are performed in accordance with the terms of this Agreement.

Section 11.2  Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Pumatech or Sub:

Pumatech, Inc.

2550 North First Street, Suite 500

San Jose, CA 95131

Attention:  General Counsel

Fax No: (408) 321-3886

Telephone No: (408) 321-7650

Venture Law Group

A Professional Corporation

2775 Sand Hill Road

Menlo Park, California 94025

Attention:  Elias J. Blawie

  Thomas Tobiason

Fax No:  (650) 233-8386

Telephone No:  (650) 854-4488

(b)  if to Synchrologic, to:

Synchrologic, Inc.

200 North Point Center East, Suite 600

Alpharetta, GA 30022

Attention:  Chief Executive Officer

Attention:  Chief Executive Officer

Fax No:  (770) 619-5612

Telephone No:  (770) 754-5600

with a copy to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, Georgia 30326

Attention:  John C. Yates, Esq.

Fax No:  (404) 365-9532

Telephone No:  (404) 233-7000

Section 11.3  Interpretation.    When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Whenever the words “to the knowledge of Synchrologic” or “known to Synchrologic” or similar phrases are used in this Agreement, they mean the actual knowledge of the Chief Executive Officer, President, Chief Operation Officer and Chief Financial Officer of Synchrologic. Whenever the words “to the knowledge of Pumatech” or “known to Pumatech” or similar phrases are used in this Agreement, they mean the actual knowledge of the Chief Executive Officer, the Chief Financial Officer and the General Counsel of Pumatech.

Section 11.4  Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 11.5  Entire Agreement; No Third Party Beneficiaries.    This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, and the Transaction Documents (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto (including without limitation any Synchrologic employees) any rights or remedies hereunder. Notwithstanding the foregoing, the Former Synchrologic Shareholders shall be deemed to be third party beneficiaries of this Agreement.

Section 11.6  Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

Section 11.7  Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Pumatech shall be permitted to assign the rights and obligations of Sub hereunder to another wholly owned subsidiary of Pumatech. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 11.8  Amendment.    This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Synchrologic, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 11.9  Extension; Waiver.    At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (ii) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any such waiver by a party of a condition to closing of this Agreement (other than the condition to closing set forth in Section 8.2) shall also operate as a waiver and release of any corresponding covenant or agreement relating to the same subject matter set forth in Articles V through VII of this Agreement.

Section 11.10  Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.11  Severability.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 11.12  Treasury Regulations Section 1.6011-4(b)(3).    Notwithstanding anything in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the Merger and, from and after the date of this Agreement, may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the Merger and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a “confidential transaction” in accordance with Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent.

Section 11.13  Certain Definitions.    For the purposes of this Agreement the term:

(a)  “Applicable Law” means, with respect to any person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Effective Time applicable to such person or any of its respective properties, assets, officers, directors, employees, consultants or agents; and

(b)  “Lien” means any charge, claim, community property interest, condition, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership; provided, however, that the term “Lien” shall not include statutory liens for Taxes, which are not yet delinquent or are being contested in good faith by appropriate proceedings and disclosed in Section 3.5 of the Synchrologic Disclosure Schedules, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under Applicable Law, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

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IN WITNESS WHEREOF, Pumatech, Sub and Synchrologic have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

PUMATECH, INC.

By:	/s/ WOODSON HOBBS

Name:	Woodson Hobbs

Title:	President and Chief Executive Officer

HOMERUN ACQUISITION CORPORATION

By:	/s/ WOODSON HOBBS

Name:	Woodson Hobbs

Title:	President and Chief Executive Officer

SYNCHROLOGIC, INC.

By:	/s/ SAID MOHAMMADIOUN

Name:	Said Mohammadioun

Title:	Chief Executive Officer